Exhibit 10.18

EXECUTION VERSION

CONTRIBUTION AGREEMENT

DATED AS OF JANUARY 4, 2019

BY AND AMONG

GREENLANE HOLDINGS, LLC,

POLLEN GEAR LLC

AND

POLLEN GEAR HOLDINGS LLC

i

4.12.	Intellectual Property	13
4.13.	Employee Benefit Plans	16
4.14.	Personnel; Labor Relations	19
4.15.	Environmental Compliance	19
4.16.	Licenses and Permits	20
4.17.	Insurance	20
4.18.	Payment Card Standards	21
4.19.	Contracts and Commitments	21
4.20.	Customers and Suppliers	23
4.21.	Compliance with Law	23
4.22.	Litigation	24
4.23.	Title to and Sufficiency of Assets and Related Matters	24
4.24.	Broker’s and Finder’s Fees	24
4.25.	Affiliate Transactions	24
4.26.	Inventory	24
4.27.	Product Matters	25
4.28.	Bank Accounts	25
4.29.	Plans and Designs	25
4.30.	Privacy	25
4.31.	Full Disclosure	25

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		26

5.01.	Organization; Power	26
5.02.	Title to the Greenlane Interests	26
5.03.	Authorization and Validity of Agreement	26
5.04.	No Conflict or Violation	26
5.05.	SEC Documents; Financial Statements	26
5.06.	Broker’s and Finder’s Fees	27
5.07.	Consents and Approvals	27
5.08.	Independent Investigation	27

ARTICLE VI INDEMNIFICATION; SURVIVAL		28

6.01.	Indemnification by the Seller	28
6.02.	Indemnification by the Purchaser	28
6.03.	Indemnification Notice; Litigation Notice	29
6.04.	Defense of Third Party Claims	30
6.05.	Survival	30
6.06.	Additional Indemnification Provisions	31
6.07.	Special Rule for Fraud	31
6.08.	Sole Remedy	32
6.09.	Determination of Loss Amount	32
6.10.	Adjustments to Contribution Consideration	32

ARTICLE VII OTHER AGREEMENTS		32

7.01.	Conduct of the Business	32
7.02.	Confidential Information	33
7.03.	Transfer Taxes	34
7.04.	Preparation of Tax Returns; Payment of Taxes	34
7.05.	Cooperation on Tax Matters	35
7.06.	Tax Contests	35
7.07.	Release	36
7.08.	Employees; Employee Benefits	36
7.09.	Non-Competition; Non-Solicitation	37
7.10.	Remedies	38

ARTICLE VIII CONDITIONS TO CLOSING		39

8.01.	Conditions to the Obligations of the Purchaser	39
8.02.	Conditions to the Obligations of the Seller and the Company	40

ARTICLE IX TERMINATION		41

9.01.	Termination	41
9.02.	Effect of Termination	41

ARTICLE X MISCELLANEOUS		42

10.01.	Public Announcements	42
10.02.	Costs and Expenses	42
10.03.	Further Assurances	42
10.04.	Addresses for Notices, Etc.	42
10.05.	Headings	43
10.06.	Construction	43
10.07.	Severability	44
10.08.	Entire Agreement and Amendment	44
10.09.	No Waiver; Cumulative Remedies	44
10.10.	Parties in Interest	44
10.11.	Successors and Assigns; Assignment	45
10.12.	Governing Law; Jurisdiction and Venue	45
10.13.	Waiver of Jury Trial	45
10.14.	Counterparts	45
10.15.	Privileged and Confidential Information	46

EXHIBITS

Exhibit A	Definitions
Exhibit B	Seller Capitalization
Exhibit C-1	Kilduff Employment Agreement
Exhibit C-2	Brown Employment Agreement

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of the 4th day of January, 2019, is made and entered into by and among Greenlane Holdings, LLC, a Delaware limited liability company (the “Purchaser”), Pollen Gear Holdings LLC, a California limited liability company (the “Seller”) and Pollen Gear LLC, a Delaware limited liability company (the “Company”). Capitalized terms used, but not defined herein shall have the meanings ascribed to them in Exhibit A attached hereto.

WITNESSETH:

WHEREAS, the Seller is the owner of all of the issued and outstanding limited liability company membership interests (the “Contributed Interests”) of the Company;

WHEREAS, the Seller desires to contribute the Contributed Interests to the Purchaser, and the Purchaser desires to accept the Contributed Interests from the Seller and, in exchange therefor, to issue to the Seller the Greenlane Interests (defined below) pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE I
CONTRIBUTION OF THE CONTRIBUTED INTERESTS

1.01. Contribution of the Contributed Interests. On the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, the Purchaser hereby receives, acquires and accepts from the Seller, and the Seller hereby contributes, transfers, assigns, conveys and delivers to the Purchaser, all of the Seller’s right, title and interest in and to the Contributed Interests to be contributed by the Seller pursuant to this Agreement, in accordance with the terms of the Governing Documents of the Company, free and clear of all Encumbrances (other than any restrictions under the Securities Act or applicable state securities Laws).

1.02. Contribution Consideration. As consideration for the contribution and transfer of the Contributed Interests, the Purchaser shall issue to the Seller (the “Contribution Consideration”) membership interests representing in the aggregate four percent (4.0%) of the issued and outstanding membership interests of the Purchaser (the “Greenlane Interests”), in accordance with the terms of the Governing Documents of the Purchaser and free and clear of all Encumbrances (other than any restrictions under the Securities Act or applicable state securities Laws or as set forth in the Purchaser’s Governing Documents).

1.03. Withholding. Notwithstanding any provision contained herein to the contrary, the Purchaser shall be entitled to deduct and withhold from any amounts payable to the Seller pursuant to this Agreement to the extent required under any provision of Tax Law. If the Purchaser so deducts or withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made.

1.04. Tax Treatment. It is the intent of the Purchaser and the Seller that, for U.S. federal income tax purposes, the contribution by the Seller of the Contributed Interests in exchange for the Greenlane Interests be governed by Section 721 of the Code. The parties shall not take any action or position inconsistent with this Section 1.04, except as otherwise required by Law.

ARTICLE II
CLOSING

2.01. Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date that is the third (3rd) Business Day following the satisfaction or waiver of the conditions specified in Article VIII (other than conditions with respect to actions the respective parties shall take at the Closing itself, but otherwise subject to the satisfaction thereof at the Closing), or such other date as the parties may mutually agree to in writing (the day on which the Closing takes place, the “Closing Date”), effective as of 11:59 p.m. on the Closing Date. In lieu of an in-person Closing, the Closing may instead be accomplished by electronic transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt. The parties hereto acknowledge and agree that all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously on the Closing Date, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

2.02. Deliveries by the Seller. At the Closing, the Seller shall deliver (or cause to be delivered) to the Purchaser originals or copies, if specified, of the following:

(a) assignments or other instruments of transfer with respect to the Contributed Interests as requested by the Purchaser, duly endorsed in blank, and, to the extent the Contributed Interests are certificated, certificates representing the Contributed Interests;

(b) a joinder to the amended and restated operating agreement of the Purchaser dated as of the date hereof (the “Greenlane Operating Agreement”), in form and substance satisfactory to the Purchaser, in its reasonable discretion, duly executed by the Seller;

(c) counterparts of all other agreements, documents and instruments required to be delivered by the Seller pursuant to this Agreement or any of the Related Agreements, duly executed by the Seller;

(d) copies of each consent, waiver, authorization and approval required in connection with the consummation of the transactions contemplated hereby, including those contemplated pursuant to Section 4.04 of this Agreement, in each case, in form and substance satisfactory to the Purchaser;

(e) a Certificate of Good Standing of the Company issued by the Secretary of State of the State of Delaware and of each other state or jurisdiction in which the Company is qualified to do business, dated within five (5) Business Days of the Closing Date;

(f) a Certificate of Good Standing of the Seller issued by the Secretary of State of the State of Delaware and of each other state or jurisdiction in which the Company is qualified to do business, dated within five (5) Business Days of the Closing Date;

(g) a copy of all Governing Documents of the Company, including: (i) the Certificate of Formation or similar document of the Company, together with all amendments thereto, certified as true, complete and correct by the Secretary of State of the State of Delaware; and (ii) the Amended and Restated Operating Agreement of the Company, together with all amendments thereto and/or restatements thereof certified as true, complete and correct and in full force and effect by the Manager of the Company;

(h) a copy of all Governing Documents of the Seller, including: (i) the Articles of Organization or similar document of the Seller, together with all amendments thereto, certified as true, complete and correct by the Secretary of State of the State of California; and (ii) the Operating Agreement of the Seller, together with all amendments thereto and/or restatements thereof certified as true, complete and correct and in full force and effect by the Manager of the Company;

(i) IRS Forms W-9 from the Seller and an affidavit dated as of the Closing Date in form and substance reasonably satisfactory to the Purchaser, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code;

(j) evidence in form and substance reasonably satisfactory to the Purchaser of the consent by the Landlord to the assignment of the Standard Industrial/Commercial Multi-Tenant Lease for the 601 Cypress Avenue, Hermosa Beach, CA property;

(k) evidence in form and substance reasonably satisfactory to the Purchaser of the conversion of all outstanding Convertible Notes of the Company into units of the Seller, and the discharge of all outstanding Debt in connection with such Convertible Notes, in each case, prior to the Closing;

(l) evidence of revised bank access documentation providing Aaron LoCascio and Adam Schoenfeld with access and control upon Closing over the accounts referenced in Schedule 4.28 from and after Closing;

(m) employment agreements duly executed by each of Edward Kilduff and Jason Brown, in substantially the form attached hereto as Exhibit C-1 and C-2, respectively (collectively, the “Employment Agreements”);

(n) an assignment of all Intellectual Property owned by any of the Employees that is used in or necessary to the Business as operated or proposed to be operated by the Company; and

(o) all other documentation reasonably requested by the Purchaser.

2.03. Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver (or cause to be delivered) originals or copies, if specified, of the following agreements, documents and other items:

(a) the Employment Agreements duly executed by the Purchaser;

(b) counterparts of all agreements, documents and instruments required to be delivered by the Purchaser pursuant to this Agreement or any of the Related Agreements, duly executed by the Purchaser;

(c) certificates to the Seller representing the Greenlane Interests, to the extent certificated representing, in the aggregate, four percent (4.0%) of the outstanding Equity Securities of the Purchaser;

(d) copies of each consent, waiver, authorization and approval required in connection with the consummation of the transactions contemplated hereby, including those contemplated pursuant to Section 5.07 of this Agreement, in each case, in form and substance satisfactory to the Seller;

(e) all other documentation reasonably requested by the Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser that the statements contained in this Article III are true, correct and complete as of the date hereof.

3.01. Organization; Power; Capacity. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, organization or incorporation, as applicable. The Seller has all requisite power and authority, and legal capacity, to: (a) execute and deliver this Agreement and the Related Agreements to which the Seller is a party; (b) to carry out the Seller’s obligations hereunder and thereunder; (c) to comply with and fulfill the terms and conditions of this Agreement and the Related Agreements to which the Seller is a party; and (d) to consummate the transactions contemplated hereby and thereby.

3.02. Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement and the other Related Agreements to which the Seller is a party have been duly authorized by the Seller. This Agreement has been, and each other Related Agreement to which the Seller is a party has been, duly executed and delivered by the Seller and constitutes the Seller’s valid and binding obligation, enforceable against the Seller in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor’s rights generally or by general principles of equity (whether applied in a Proceeding at Law or equity).

3.03. Title to the Contributed Interests. The Seller has good and marketable title to, and is the sole record and beneficial owner of, all of the Contributed Interests, free and clear of all Encumbrances or any restrictions on transfer (other than any restrictions under the Securities Act or applicable state securities Laws or restrictions contained in the Governing Documents of the Company). The Seller has complete and unrestricted power and the unqualified right to contribute, convey, assign, transfer and deliver the Contributed Interests, and the instruments of assignment and transfer to be executed and delivered by the Seller to the Purchaser at the Closing shall be valid and binding obligations of the Seller. At the Closing, the Seller shall transfer to the Purchaser good and marketable title to the Contributed Interests to be sold by the Seller pursuant to this Agreement, free and clear of all Encumbrances or any restrictions on transfer, other than any restrictions under the Securities Act or applicable state securities Laws.

3.04. No Conflict; Required Filings and Consents. The execution, delivery and consummation of this Agreement by the Seller does not, and the execution, delivery and consummation of the Related Agreements to which the Seller is a party and the performance of this Agreement and such Related Agreements will not: (a) violate any Law applicable to the Seller or which affects the Contributed Interests to be contributed by the Seller; (b)(i) require any consent or approval other than as set forth in this Agreement or (ii) violate or result in any breach of or constitute (with or without due notice or the passage of time or both) a default under any judicial consent, order, decree or any Contract to which the Seller is a party or to which the Contributed Interests to be sold by the Seller are subject; or (c) result in the imposition of any Encumbrance or restriction on the Seller’s Contributed Interests (with or without due notice or the passage of time or both).

3.05. Litigation. To the Seller’s Knowledge, there are no Proceedings pending or threatened against or affecting the Seller, which would affect the ability of the Seller to consummate the transactions contemplated by this Agreement or any Related Agreement to which the Seller is a party. There are no currently existing events, facts or circumstances which could reasonably be expected to form the basis for any Proceeding or order, or decree of any court or Governmental Entity which would affect the ability of the Seller to consummate the transactions contemplated by this Agreement or any Related Agreement to which the Seller is a party.

3.06. Acquisition for Own Account. The Seller is acquiring the Greenlane Interests for the Seller’s own account, or the account of another Seller or Person identified to the Purchaser in writing, as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other Person has a direct or indirect beneficial interest in such Greenlane Interests. Further, the Seller does not have any Contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person, with respect to any of the Greenlane Interests other than as may be set forth in the Greenlane Operating Agreement.

3.07. Seller Diligence. The Seller has been given the opportunity for a reasonable time prior to the date hereof to ask questions of, and receive answers from, the Purchaser or its representatives concerning the terms and conditions of this Agreement, and other matters pertaining to its receipt of the Greenlane Interests, and has been given the opportunity for a reasonable time prior to the date hereof to obtain such additional information in connection with the Purchaser in order for the Seller to evaluate the merits and risks of its acquisition of the Greenlane Interests, to the extent the Purchaser possesses such information or can acquire it without unreasonable effort or expense. The Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of holding the Greenlane Interests.

3.08. Accredited Investor. The Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Seller agrees to furnish any additional information requested by the Purchaser or any of its Affiliates to assure compliance with applicable U.S. federal and state securities Laws in connection with the acquisition and transfer of the Greenlane Interests.

3.09. No Bad Actor Disqualification. The Seller and its Rule 506(d) Related Parties (defined below) are not subject to any “Bad Actor” disqualifying events described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. The Seller hereby agrees that it shall notify the Purchaser promptly in writing in the event a Disqualification Event becomes applicable to the Seller or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 3.09, “Rule 506(d) Related Party” shall mean a Person that is a beneficial owner of the Seller’s securities for purposes of Rule 506(d) of the Securities Act.

3.10. Limited Liquidity; Economic Risk. The Seller understands that (a) it may not be able to readily resell any of the Greenlane Interests acquired by the Seller pursuant to this Agreement because (i) there may only be a limited market, if any exists, for any of the Greenlane Interests and (ii) none of the Greenlane Interests have been registered under the Securities Act or any applicable state “blue sky” Laws; and (b) the Purchaser has the absolute right to refuse to consent to the transfer or assignment of the Greenlane Interests if such transfer or assignment does not comply with applicable Laws, including the Securities Act and any applicable state “blue sky” Laws, or the Governing Documents of the Purchaser. The Seller has the financial ability to bear the economic risk of a total diminution in value of the Greenlane Interests, has adequate means for providing for the Seller’s current needs and personal contingencies and has no need for liquidity with respect to the Seller’s acquisition of the Greenlane Interests.

3.11. Anti-Terrorism and Money Laundering Activities. The Seller acknowledges that the Purchaser is required by United States Federal Law to obtain, verify and record information that identifies each Person who makes contributions to the Purchaser in consideration for the Greenlane Interests. The Seller acknowledges and agrees that it will furnish to the Purchaser upon request a copy of the Seller’s identifying documents that will assist the Purchaser to properly identify the Seller as required by Federal Law. Such documents may include, without limitation, a copy of the Seller’s Governing Documents and evidence of the authority of the Person executing this Agreement on behalf of such the Seller that such Person has full authority to execute and deliver this Agreement on behalf of the Seller and otherwise to act on behalf of the Seller in connection with the Seller’s receipt of the Greenlane Interests.

3.12. Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or with the transactions contemplated hereby as a result of any actions or commitments of the Seller.

3.13. No Reliance on IPO. The Seller acknowledges and agrees that in entering into this Agreement, it is not relying on any express or implied representation or other statement of the Purchaser regarding the Purchaser consummating or otherwise participating in an IPO.

3.14. Seller Capitalization. The capitalization of the Seller is as set forth on Exhibit B (the “Seller Interests”). The Seller Interests constitute all of the issued and outstanding limited liability company interests, Equity Securities, or similar interests of the Seller and are duly authorized and were validly issued in compliance with the Seller’s Governing Documents and all applicable securities Laws. There are no, and as of immediately following the Closing after giving effect to the transactions contemplated by this Agreement, there will not be, any Contracts, options, warrants, call rights, puts, convertible securities, exchangeable securities, understandings or other rights, arrangements or understandings of any kind to issue, repurchase, redeem, sell, deliver or otherwise acquire or cause to be issued, repurchased, redeemed, sold, delivered or acquired, any limited liability company interests, Equity Securities, Debt or similar interests in the Seller. The Seller has no Subsidiaries. Except as contemplated by the Governing Documents of the Seller, there are no voting trusts, limited liability company agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any membership interests of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company and the Seller, jointly and severally, hereby represent and warrant to the Purchaser, subject to such exceptions as are specifically disclosed in the Disclosure Schedules delivered by the Seller concurrently with the execution of this Agreement (the “Disclosure Schedules”); that the statements contained in this Article IV are true, correct and complete as of the date hereof.

4.01. Organization; Power. The Company is a limited liability company duly organized and validly existing under the Laws of the State of Delaware. The Company is qualified as a foreign entity to transact business in, and is validly existing under the Laws of, the states listed on Schedule 4.01, and is not required to be qualified as a foreign entity in any other states or jurisdictions, except where such non-qualification would not reasonably be expected to have a Material Adverse Effect. The Company has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted and currently proposed to be conducted and to enter into this Agreement and each of the other Related Agreements to which it is a party and to carry out its obligations hereunder and thereunder.

4.02. Capitalization.

(a) The Contributed Interests constitute all of the authorized limited liability company membership interests of the Company. All of the Contributed Interests are held of record and beneficially owned by the Seller. The Contributed Interests constitute all of the issued and outstanding limited liability company interests, Equity Securities, or similar interests of the Company and are duly authorized and were validly issued in compliance with the Company’s Governing Documents and all applicable securities Laws.

(b) Except as set forth on Schedule 4.02(b), there are no, and as of immediately following the Closing after giving effect to the transactions contemplated by this Agreement, there will not be, any Contracts, options, warrants, call rights, puts, convertible securities, exchangeable securities, understandings or other rights, arrangements or understandings of any kind to issue, repurchase, redeem, sell, deliver or otherwise acquire or cause to be issued, repurchased, redeemed, sold, delivered or acquired, any limited liability company interests, Equity Securities, Debt or similar interests in the Company.

(c) Except as contemplated by the Governing Documents of the Company, there are no voting trusts, limited liability company agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any membership interests of the Company.

(d) Schedule 4.02(c) sets forth a true and complete list of all direct or indirect Subsidiaries of the Company, listing for each Subsidiary its name, its jurisdiction of organization or formation, and the current record and beneficial ownership of its Equity Securities. All of the issued and outstanding Equity Interests of each Subsidiary are validly issued, credited as fully-paid and non-assessable, have not been issued in violation of any preemptive or similar rights, and are owned by the Company free and clear of any Liens. The Equity Securities of each Subsidiary were issued in compliance with applicable Laws. There are no outstanding subscriptions, options, rights, warrants or other commitments entitling any Person to purchase or otherwise subscribe for or acquire any Equity Interests of any Subsidiary of the Company, nor is there presently outstanding any security convertible into or exchangeable for Equity Interests of any Subsidiary of the Company, nor has the Company, any of its Subsidiaries or the Seller entered into any agreement with respect to any of the foregoing. Other than the Governing Documents of each Subsidiary of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Securities of such Subsidiary. Except as set forth on Schedule 4.02(c), neither the Company nor any of its Subsidiaries, directly or indirectly, own or have any interest in the Equity Interest in any Person.

4.03. No Conflict or Violation. Except as set forth on Schedule 4.03, the execution, delivery, consummation and performance of this Agreement and each of the Related Agreements does not and shall not: (a) violate or conflict with any provision of the Governing Documents of the Company, (b) violate in any material respect any provision of Law applicable to the Company, (c) violate or result in a breach of or constitute (with or without due notice or the passage of time, or both) a default under any judicial consent, order, decree or material Contract to which the Company is a party, or by which the Company’s material Assets or properties may be bound, or (d) result in the imposition of any Encumbrance or restriction on the Business (with or without due notice or the passage of time, or both).

4.04. Consents and Approvals. Except as set forth on Schedule 4.04, to the Knowledge of the Company, no consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, or declaration or notice to or filing or registration with any Governmental Entity or other Person, is required in connection with the consummation of the transactions contemplated hereby.

4.05. Financial Statements; No Undisclosed Liabilities.

(a) Attached hereto as Schedule 4.05(a) are copies of (i) the consolidated audited financial statements of the Company as of and for the year ended December 31, 2017 and December 31, 2016, which are comprised of the balance sheets as of December 31, 2017 and December 31, 2016, 2015, respectively, and the related statements of comprehensive income and owners’ equity and cash flows for the years then ended and (ii) unaudited statements of the Company as of November 30, 2018 (such date, the “Balance Sheet Date”), which are comprised of the balance sheet as of the Balance Sheet Date, and the related statements of comprehensive income, owners’ equity and cash flows of the Company for the ten (10) period then ended (collectively, the “Financial Statements”).

(b) There are no material Liabilities against, relating to or affecting the Company or the Business of a nature required to be disclosed by GAAP except for Liabilities fully disclosed in the Financial Statements and as set forth on Schedule 4.05(b).

4.06. Tax Matters.

(a) The Company has timely filed or caused to be timely filed all Tax Returns that are or were required to be filed by the Company pursuant to applicable Law. All Tax Returns filed by the Company are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. The Company has paid all Taxes owed by the Company (whether or not shown on any Tax Returns), except such Taxes, if any, which are not yet delinquent. The Company is not currently the beneficiary of any extension of time within which to file any income Tax Return. The Company has received no written claim made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns asserting that the Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than for Taxes not yet due and payable) upon any of the Assets of the Company.

(b) The Company has delivered or made available to the Purchaser copies of all Tax Returns filed by the Company and any audit materials, examination reports and statements of deficiencies with respect to Taxes of the Company, in each case, received by the Company or the Seller from a Governmental Entity, with respect to all tax years of the Company from inception. Neither the Seller nor the Company has received written notice from a Governmental Entity indicating that such Governmental Entity intends to assess any additional Taxes against the Company for any period for which Tax Returns have been filed. There are no pending audits, assessments, disputes or claims concerning any Taxes of the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, that are either in force or outstanding. Schedule 4.06(b) sets forth all of the jurisdictions where the Company files Tax Returns.

(c) There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar Contract with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that shall require any payment by the Company after the Closing Date (other than customary commercial agreements the primary subject of which is not Taxes).

(d) The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes. The Company has no Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise (other than customary commercial agreements the primary subject of which is not Taxes).

(e) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid income received on or prior to the Closing Date, (v) method of accounting that defers recognition of income to any period ending after the Closing Date, or (vi) election under Section 108(i) of the Code.

(f) The Company has timely withheld and paid all amounts of Taxes required by Law to have been withheld and paid by it (i) in connection with any amounts paid as compensation by the Company to its employees and independent contractors (including distributors) and (ii) to its members, creditors, holders of securities or other third parties. The Company has complied with all information reporting and backup withholding requirements of Law in all material respects.

(g) The Company is not the subject of any private ruling from a taxing authority or Contract with a taxing authority.

(h) The Company has not: (i) taken a reporting position on a Tax Return that, if not sustained, would give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Law); or (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest.”

(i) The Company and each Subsidiary is, and at all times since its formation has been, and will be at all times through the Closing, properly classified as either a partnership or an entity disregarded as separate from its owner for U.S. federal income Tax purposes.

4.07. Absence of Certain Changes. Since June 30, 2018 there has not occurred any event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.07, since June 30, 2018 there has not been any:

(a) damage or destruction affecting any portion of the material Assets or properties of the Company;

(b) change in the Company’s accounting policies, procedures or methodologies;

(c) sale or transfer of any tangible or intangible Asset of the Company, except in the Ordinary Course of Business;

(d) mortgage, pledge or imposition of any Encumbrances (except for Permitted Encumbrances) on any Asset of the Company;

(e) declaration or payment of any dividend or distribution in respect of any Equity Securities of the Company or, directly or indirectly, any purchase, redemption, issuance, or other acquisition or disposition by the Company of any of their respective Equity Securities;

(f) increase in the salary, benefits or other compensation payable to any of the employees or consultants or officers or directors of the Company, or commitment to pay any bonus or other additional salary, benefits or compensation to any of the employees or consultants or officers or directors of the Company, or any entry into, grant, adoption, amendment or termination of any Employee Plan in any manner, except as otherwise required by Law;

(g) incurrence of any capital expenditure, obligation or other liability in connection therewith by the Company other than in the Ordinary Course of Business not in excess of $25,000;

(h) acquisition by the Company of a Person (including by merger, consolidation or stock purchase), or any acquisition of a substantial portion of the Assets of any business of any other Person;

(i) discharge or satisfaction by the Company of any material Encumbrance or material liability, other than Liabilities discharged or satisfied in the Ordinary Course of Business;

(j) amendment to the Governing Documents of the Company;

(k) incurrence, assumption or prepayment of any Debt by the Company, including long term Debt or the issuance of any debt securities;

(l) assumption, guarantee, endorsement or otherwise becoming liable or responsible, whether directly, contingently or otherwise, by the Company for the Debt of any other Person;

(m) making of any loans, advances or capital contributions to or investments in any other Person by the Company;

(n) entry into, amendment or termination of, or waiver of any rights under, any Material Contract;

(o) initiation, settlement or compromise by or against the Company of any pending or threatened Proceeding;

(p) making, changing or rescinding by the Company of any election relating to Taxes, settlement or compromise by the Company of any claim, action, suit, litigation, Proceeding, arbitration, investigation, or audit controversy relating to Taxes, consent by the Company to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, filing by the Company of any Tax Return, amendment of any Tax Return by the Company or making by the Company of any change to any of its respective methods of accounting in respect of Taxes;

(q) excess sales of inventory or return privileges granted to any customer of the Company with respect thereto (whether explicitly or through favorable concessions granted to the customer); or

(r) agreement or commitment entered into by the Company to do any act described in clauses (a) through (q) above.

4.08. Owned Real Property. The Company does not own, nor has ever owned, any real property or any interest therein (other than its lease interest in any Leased Real Property as set forth in Schedule 4.09(a)).

4.09. Leased Real Property.

(a) Schedule 4.09(a) identifies all real property leased or subleased or used by the Company as of the date hereof, including the landlord’s name (the “Leased Real Property”). All Leased Real Property is leased to the Company, pursuant to written leases, true, correct and complete copies of which have been previously delivered to the Purchaser (collectively the “Real Property Leases”). The Company has a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances. Other than as set forth in Schedule 4.09(a), the Company has not subleased any Leased Real Property and the Leased Real Property is not otherwise subject to any third-party licenses, concessions, leases or tenancies of any kind. The Real Property Leases are in full force and effect and there are no other amendments, agreements or understandings relating to the Real Property Leases. All rent, additional rent and other charges due under the Real Property Leases were paid in full through the end of the month applicable to the Closing Date. There are no material defaults on the part of the Company or the landlord under the Real Property Leases. The Company has performed all of its obligations to be performed under the Real Property Leases. To the Knowledge of the Company, there are no claims by any landlord against the Company under the Real Property Leases. There are no rent concessions, abatements, or contributions owed to the Company under any Real Property Leases.

(b) Except as set forth on Schedule 4.09(b), the Company has not received written notice that the use or occupancy of the Leased Real Property violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

(c) There are no pending or threatened condemnation Proceedings with respect to any portion of the Leased Real Property. There are no actual or threatened or imminent changes in the present zoning of any Leased Real Property or any part thereof or any restrictions, limitations or regulations issued, or proposed or under consideration by any Governmental Entity having or asserting jurisdiction over the Leased Real Property.

4.10. Assets. The Company has good and marketable title (or valid, binding and enforceable leasehold interest with respect to leased Assets) to all properties and Assets used in its business, free and clear of all Encumbrances, except for Permitted Encumbrances listed on Schedule 4.10. Except as set forth in Schedule 4.10, such tangible Assets are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used. No such tangible Assets are (a) in need of repair or replacement other than as part of routine maintenance consistent with historical practices, or (b) owned, used or shared by the Seller. Such material tangible Assets and properties constitute all of the Assets used in or held for use in the business of the Company and are sufficient for the Purchaser to conduct the business of the Company from and after the Closing Date without interruption and in the Ordinary Course of Business.

4.11. Accounts Receivable. The accounts receivable reflected on the Financial Statements and the accounts receivable arising after the Balance Sheet Date: (a) arose from bona fide sales transactions in the Ordinary Course of Business and are payable in the Ordinary Course of Business on terms consistent with the Company’s past practices; (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms; (c) to the Knowledge of the Company, are not subject to any valid set-off or counterclaim by the debtor; (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement; (e) to the Knowledge of the Company, are collectible in full, but in no event later than ninety (90) days of the applicable invoice date thereof, in the Ordinary Course of Business in the aggregate recorded amounts thereof; (f) are not owed by any Affiliate of the Company; and (g) are not the subject of any Proceeding. Except as set forth on Schedule 4.11, the Company has not received any notice from any account debtor regarding any dispute over any of the accounts receivable. None of the accounts receivable constitutes duplicate billings of other accounts receivable. There are no security arrangements or collateral securing the repayment or other satisfaction of the accounts receivable.

4.12. Intellectual Property.

(a) Schedule 4.12(a) sets forth a list of all utility and design patents and patent applications; registered and common law trademarks and service marks; trade names; domain names; registered copyrights; and software (other than commercial-off-the-shelf software licensed on a “click-through” or similar basis for the internal use of the Company) owned by or licensed to the Company pursuant to any Contract and used by the Company in the operation of the Business as presently conducted. The Company owns, free and clear of Encumbrances, or has the right to use pursuant to valid and effective Contracts, all such Intellectual Property, and all software licenses, trade secrets, technical knowledge, know-how and other confidential proprietary information used to conduct the Business (collectively referred to as “Company Intellectual Property”). None of the Company Intellectual Property is owned by or licensed to the Company by any Affiliate, officer, director, contractor, or Employee of the Company. The Company Intellectual Property constitutes all Intellectual Property necessary for the continued conduct of the Business of the Company in substantially the same manner as conducted before the date of this Agreement. For each item of Intellectual Property licensed from third parties, Schedule 4.12(a) lists the Contract under which the Company has acquired rights in such Intellectual Property (each, an “Intellectual Property License”), including the date, title and parties for each such Intellectual Property License. Each Intellectual Property License is valid and binding on the Company and the applicable licensor in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or default under, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property License. No claims are pending or, to the Knowledge of the Company, threatened, and the Company has received no communication alleging that the Company violated any rights relating to Intellectual Property of any third party. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Company rights in Intellectual Property.

(b) Except as set forth on Schedule 4.12(b), to the Knowledge of the Company, neither the Company, nor any Company Product, nor the marketing, distribution, sale or use of any Company Product for its intended purpose, infringes, violates, dilutes or misappropriates any Intellectual Property rights of another Person.

(c) Except as set forth in Schedule 4.12(c), the Company has not made any claim of a violation, infringement, misuse or misappropriation by any Person (including any Employee, former employee or independent contractor of the Company or any of its Subsidiaries) of its rights to, or in connection with, any Company Intellectual Property, and to the Knowledge of the Company, no basis for such a claim exists. Except as set forth in Schedule 4.12(c), neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in Contracts entered into in the Ordinary Course of Business.

(d) The Company has taken all commercially reasonable measures to maintain and protect the proprietary nature of the Company Intellectual Property, including the signing by all Persons hired by the Company and all of its Subsidiaries of nondisclosure and non-competition agreements, and the signing of valid and binding non-disclosure agreement by all third parties with responsibility for the conception, reduction to practice, authoring or other creation or development of, or having access to, or to whom a disclosure has been made of, know-how, trade secret information or other Company Intellectual Property. Except as set forth in Schedule 4.12(d), the Company has secured valid and binding written assignments from all consultants, contractors and employees and all other Persons who contributed to the conception, reduction to practice, authorship, creation or development of any Company Intellectual Property by or on behalf of the Company or any of its Subsidiaries of all rights to such contributions that the Company or its Subsidiary, as applicable, does not already own by operation of Law.

(e) Except as set forth on Schedule 4.12(e), no Person (other than the Company) has contributed to or participated in the conception and development of Intellectual Property that is necessary to or used by the Company in the operation of the Business.

(f) All Persons who have access to Confidential Information of the Company are as set forth on Schedule 4.12(f).

(g) Neither the Company nor any of its Subsidiaries has granted to any Person an exclusive license or equivalent right with respect to any Company Intellectual Property, or assigned or conveyed to any Person any ownership interest (including joint ownership rights) therein, and no third party owns or holds any such right, license or interest.

(h) Other than as listed on Schedule 4.12(h) or as integrated into third-party software licensed to the Company for its internal use, neither the Company nor any of its Subsidiaries use, and no Company Products use or require the use of, any “open source” code (as defined by the Open Source Initiative) or “Free” code (as defined by the Free Software Foundation).

(i) Except as set forth on Schedule 4.12(i), neither the Company nor any of its Subsidiaries has disclosed or delivered to any escrow agent or any other Person any of the source code relating to any software covered by any Company Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any such source code to any Person who is not, as of the date of this Agreement, a current Employee.

(j) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) materially alter or impair any rights of the Company in any Intellectual Property used in the Business or owned by the Company, or (ii) result in the Company being obligated to license any Intellectual Property used in the Business or owned by the Company to any other Person, or to pay any royalties or other material amounts, to accelerate the payment of any royalties or any other material amounts, or to offer any discounts to any third party in excess of those payable by, or required to be offered by, the Company in the absence of this Agreement.

(k) The information technology systems owned, leased or licensed by the Company, including the software, firmware, hardware (whether general or special purpose), networks and interfaces (collectively, the “Company Systems”) are sufficient for the current needs of the Company for its operation of the Business, including as to peak volume capacity and processing ability. In the twelve month period prior to the date of this Agreement, there have been no material failures, breakdowns, or continued substandard performance of any Company Systems which have caused the substantial disruption or interruption in the use of the Company Systems or the operation of the Business of the Company.

(l) With respect to sensitive personally identifiable information, the Company has taken all commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of such information.

4.13. Employee Benefit Plans.

(a) Schedule 4.13(a) contains a list of all Employee Plans. Each Employee Plan is being administered in accordance with its terms and with all applicable Laws, and contributions required to be made under the terms of any of the Employee Plans, if any, as of the date of this Agreement have been timely made. With respect to each Employee Plan, the Company has remained in material compliance with all Tax, annual reporting and other governmental filing requirements under applicable Law, and such Taxes, reports and other filings have, in all material respects, been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants. Each Employee Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status or may rely upon a prototype opinion letter, and that the trust established in connection with such Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust. Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, to (i) create, incur liability with respect to, or cause to exist any Employee Plan (or any plan, program or arrangement which would be an Employee Plan if in effect on the date hereof), (ii) to enter into any Contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Employee Plan, other than with respect to a modification, change or termination required by ERISA or by the Code.

(b) With respect to each Employee Plan, the Company has furnished to the Purchaser, as applicable: (i) a true and complete copy of each Employee Plan and underlying trust (or, in the case of an unwritten arrangement, a written description of its terms and conditions); (ii) copies of the most recent summary plan description and all summaries of material modifications; (iii) copies of the three (3) most recently filed Form 5500 annual reports and accompanying schedules, if any; (iv) a copy of the most recently received IRS determination letter or opinion letter; (v) copies of the non-discrimination testing results, audited financial statements, actuarial reports, and attorney’s responses to an auditor’s request for information, if any, for the three (3) most recent plan years; (vi) all material correspondence to or from any Governmental Entity in the past three (3) years relating to any Employee Plan; (vii) all material communications relating to any established or proposed Employee Plan that relates to any material amendments, terminations, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or its Subsidiaries; and (viii) all prospectuses prepared in connection with each Employee Plan. The Company has not made any material express or implied proposal, assurance or commitment, to establish, modify, change or terminate any Employee Plan (other than with respect to a modification, change or termination required by ERISA or the Code), or to any Employee or other service provider of the Company regarding any improvement to terms of employment or regarding the increase or improvement in the rate or quantum of remuneration, benefits or other compensation.

(c) (i) No event has occurred and no condition exists that would subject the Company or any ERISA Affiliate, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations; (ii) for each Employee Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (iii) no “reportable event” (as such term is defined in ERISA Section 4043), “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Employee Plan; (iv) all awards, grants or bonuses made pursuant to any Employee Plan have been, or will be, fully deductible to the Company or its Subsidiaries notwithstanding the provisions of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder; and (v) except to the extent limited by applicable Law, each Employee Plan may be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms without liability to the Company or any Subsidiary (other than ordinary administration expenses).

(d) Full payment has been made of all amounts (other than current outstanding routine claims for benefits) that the Company and any Subsidiary is required to contribute or pay under the terms of any Employee Plan, if any, and all contributions to any Employee Plan that are required or recommended with respect to any period of time prior to the Closing have been made or such amounts have been accrued in accordance with GAAP. There are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Financial Statements.

(e) No Employee Plan is a Multiemployer plan or a pension plan within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or similar minimum funding requirements under applicable foreign Law (each such arrangement being a “Pension Plan”), and neither the Company nor any ERISA Affiliate has ever sponsored or contributed to or been required to contribute to a Multiemployer Plan or Pension Plan. No material liability under Title IV of ERISA or similar applicable foreign Law has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a liability thereunder or to any lien arising under ERISA.

(f) With respect to any Employee Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened and (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims. There are no audits, inquiries or Proceedings pending or to the Knowledge of the Company, threatened by the Internal Revenue Service, the Department of Labor, or any similar Governmental Entity with respect to any Employee Plan.

(g) Except as set forth on Schedule 4.13(g), the Company has not granted any loans or advances in excess of $1,000, or provided any guarantees or financial assistance in excess of $1,000, to any of its officers or directors (past or present), which are currently outstanding. For the avoidance of doubt, this representation does not apply to any loans or advances (if any) which are (or were) made in connection with any Employee Plan which is intended to be qualified under Section 401(a) of the Code.

(h) Except as set out on Schedule 4.13(h), there is no term of employment for any Employee which provides that a change of control (i) shall be a deemed a breach of his or her service or employment contract, or (ii) would entitle the Employee concerned to the vesting or acceleration of any payment or benefit whatsoever or entitle such Employee to be treated as redundant or otherwise dismissed or released from any such obligation.

(i) Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law, no Employee Plan provides any post-termination or retiree medical or retiree welfare benefits to any Person.

(j) All “nonqualified deferred compensation plans” (as defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) of the Company have been operated in material compliance with Section 409A of the Code and all applicable guidance (including the Treasury Regulations) promulgated thereunder. The Company is not a party to, or otherwise obligated under, any Employee Plan that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code.

(k) No payment or benefit provided pursuant to any Employee Plan, including the grant, vesting or exercise of any equity-based award, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions (either alone or upon the occurrence of any additional or subsequent events) or otherwise. The Company is not a party to, or otherwise obligated under, any Employee Plan that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan or Contract that will or may result in any payment of deferred compensation which will not be in compliance with Section 409A of the Code.

(l) The Company has no employees who are providing services at a location which are subject to the Laws of any jurisdiction outside of the United States.

(m) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any other event, such as individual’s termination of employment) constitute an event under any Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any member of the Company’s “Controlled Group”.  There is no Employee Plan, contract, plan or arrangement to which the Company (or any member of its Controlled Group) is a party or by which it is bound, that requires the Company (or any member of the its Controlled Group) to compensate any employee, former employee or any person providing services to the Company (or any member of its Controlled Group) for excise taxes paid pursuant to Code Section 4999.

4.14. Personnel; Labor Relations.

(a) Schedule 4.14 lists the name of each employee of the Company (“Employee”) and, with respect to each such Employee, his or her: (i) work location; (ii) position; (iii) hire date; (iv) classification (i.e., exempt or non-exempt); (v) rate of compensation (base salary or hourly rate of pay); (vi) bonus (or commission) opportunity; and (vii) visa or green card status.

(b) The Company is not a party to or bound by any collective bargaining or labor contract, voluntary recognition agreement or other binding commitment to any labor union, trade union, works council or employee organization in respect of any of its employees. There are not currently, and in the five (5) years preceding the date hereof there have not been, nor are there now threatened, any: (i) strikes, work stoppages, slowdowns, lockouts or arbitrations; or (ii) employee or union grievances, claims, charges, unfair labor practice charges, grievances or complaints or other labor disputes with respect to the Company. During the five (5) years preceding the date hereof, none of the employees of the Company is or has been represented by any labor union or other employee collective bargaining organization, was a party to, or bound by, any labor or other collective bargaining agreement in connection with such employment or has been subject to or involved in, or threatened, any union elections, petitions or other organizational or recruiting activities, nor are any such labor organizing activities now pending or threatened against the Company.

(c) The Company is in compliance in all material respects with all applicable Laws relating to employment or termination of employment, including those related to wages, hours, compensation, terms and conditions of employment, workplace health and safety, discrimination or harassment, retaliation, human rights, pay equity, notice of termination, classification of workers (i.e., as employees versus independent contractors, or as exempt versus non-exempt employees), immigration, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity. The Company has paid in full to all employees, or adequately accrued for in accordance with GAAP consistently, applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees through the pay period preceding the date hereof. Other than as set forth in Schedule 4.14(c), there is no claim with respect to employment or termination of employment, or payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity, and no audit or investigation by any Governmental Entity is currently pending or threatened. The Company has no liability, whether direct or indirect, absolute or contingent, including any obligations under any Employee Plans, with respect to any misclassification of a Person performing services as an independent contractor or consultant rather than as an employee. To the Knowledge of the Company, no group of Employees and no key Employee, manager or executive has any current plans to terminate employment in connection with the Closing.

4.15. Environmental Compliance.

(a) To the Knowledge of the Company, the Company is in compliance, in all respects, with all applicable Environmental Laws. The Company does not possess any Environmental Permits for the operation of the Business. There is no Environmental Claim pending or threatened against the Company.

(b) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any Hazardous Substances or owned, used or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance), so as to give rise to any Environmental Claim.

(c) Without limiting the generality of the foregoing, the Company has no outstanding legal or contractual obligation under any applicable Environmental Law, or any unresolved enforcement action, Liability or other Proceeding pursuant to any Environmental Law, including any outstanding investigation, cleanup, removal, response activity, remediation, or corrective action obligation under any applicable Environmental Law or any outstanding indemnification obligation owed to any third party under any applicable Environmental Law relating to the Leased Real Property, any formerly owned real property, any formerly owned, used or operated property, or any offsite disposal location.

(d) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(e) To the Knowledge of the Company, there are no current or any abandoned or former underground storage tanks (USTs) located at any real property owned, used or operated by the Company and any such USTs that do exist are in compliance with applicable Environmental Laws.

4.16. Licenses and Permits. Schedule 4.16 sets forth a list of all Licenses and Permits currently held by the Company, and no suspension or cancellation of any of the Licenses and Permits is (a) pending, (b) threatened in writing or (c) to the Knowledge of the Company, threatened orally by a Governmental Entity, or will result due to the consummation of the transaction contemplated by this Agreement. The Company has obtained and maintained, and currently maintains, in full force and effect all Licenses and Permits required to operate the Business as presently conducted in the Ordinary Course of Business and as currently proposed to be conducted, each of which is set forth on Schedule 4.16. The consummation of the transactions contemplated hereby shall not give any Governmental Entity the right to terminate any of the Licenses and Permits or the conduct of the Business or require any amendments, registration, or renewal of any such Licenses and Permits. The Company is in compliance in all material respects with all terms, conditions and requirements of all Licenses and Permits and no Proceeding is pending or threatened relating to the revocation or limitation of any of such Licenses and Permits.

4.17. Insurance. Schedule 4.17 sets forth a list of all policies of title, liability, fire, casualty, business interruption, workers’ compensation and all other forms of insurance (including self-insurance arrangements) (collectively, the “Policies” and individually, each a “Policy”) insuring the properties, Assets or other operations of the Company. A true, correct and complete copy of each Policy has been made available to the Purchaser. Each of the Policies is in full force and effect. The Company is not in default under any material provisions of any Policy, and the Company has not received notice of cancellation of any Policy. There is no claim by the Company pending under any Policy as to which coverage has been denied or disputed by the underwriters of any Policy. The Company has not received any notice from or on behalf of any insurance carrier issuing any Policy that insurance rates therefor shall hereafter be materially increased or that there shall hereafter be a cancellation or an increase in a deductible (or a material increase in premiums in order to maintain an existing deductible) or non-renewal of any Policy.

4.18. Payment Card Standards. Except as set forth on Schedule 4.18, the Company and its Subsidiaries have collected, stored, maintained, used, shared and processed Personal Information in accordance with all Applicable Privacy and Data Security Laws and have taken commercially reasonable steps to protect against any anticipated or actual threats or hazards to the security or integrity of Personal Information, and from the loss of Personal Information. To the Knowledge of the Company, the Company’s and its Subsidiaries’ practices, policies and procedures with regard to payment instrument information are in full compliance with all rules, regulations, standards and guidelines adopted or required (a) by all payment card brands that are accepted as a form of payment by, or whose instrument information is otherwise handled by, the Company, and (b) by the Payment Card Industry Security Standards Council, in either case relating to privacy, data security or the safeguarding, disclosure or handling of payment instrument information, including but not limited to (1) the Payment Card Industry Data Security Standards, (2) the Payment Card Industry’s Payment Application Data Security Standard, (3) the Payment Card Industry’s PIN Transaction Security requirements, (4) Visa’s Cardholder Information Security Program and Payment Application Best Practices, (5) American Express’s Data Security Operating Policy, (6) MasterCard’s Site Data Protection Program and POS Terminal Security program, and (7) the analogous security programs implemented by other card brands, in each case referenced in this sentence as they may be amended from time to time (collectively referred to herein as the “PCI Requirements”). Other than as set forth on Schedule 4.18, to the Knowledge of the Company, neither the Company nor its Subsidiaries have suffered a breach of Personal Information that was required to be reported to a data subject or a data owner or licensee pursuant to any Applicable Privacy and Data Security Laws or any other Applicable Laws. The Company and its Subsidiaries have written agreements with each third party service provider or partner having access to Personal Information requiring compliance with Applicable Privacy and Data Security Laws, including the PCI Requirements to the extent applicable. The Company and its Subsidiaries maintain records of their customers’ communications preferences, such as opt-ins and opt-outs for various forms of direct marketing, behavioral advertising, and customer tracking, sufficient for the Company and its Subsidiaries to honor such preferences and comply with all Applicable Privacy and Data Security Laws. The Company and its Subsidiaries are and have always been in compliance with their published privacy policies.

4.19. Contracts and Commitments. Schedule 4.19 contains a list of all of the following Contracts (collectively, the “Material Contracts”):

(a) each written employment agreement and consulting agreement currently in effect, along with all bonus, profit-sharing, percentage compensation, deferred compensation, pension, welfare, retirement, stock purchase or stock option plans or other Contracts with or relating to the Personnel of the Company; further, the Company is not party to any employment agreements other than at-will employment agreements;

(b) each Contract currently in effect with a customer representing annual revenues in excess of $50,000;

(c) Contracts currently in effect evidencing any Debt of the Company, including Contracts for the repayment or borrowing of money by the Company, or for a line of credit (including credit card agreements), as well as guarantees of, indemnification for or agreements to acquire any obligations of others, and all security or pledge agreements related thereto;

(d) Contracts currently in effect relating to any joint venture, partnership, strategic alliance or sharing of profits or losses with any Person to which the Company is a party or by which it or any of its Assets is bound;

(e) Contracts currently in effect that evidence or relate to any obligations of the Company with respect to the issuance, sale, repurchase or redemption Equity Securities;

(f) Contracts that relate to any Proceeding involving the Company at any time during the last four years;

(g) Contracts relating to the acquisition or disposition of any Equity Securities, business or product line of any other Person pursuant to which any economic obligations (whether or not contingent) remain outstanding;

(h) Contracts currently in effect that contain covenants limiting the freedom of the Company to compete in any business in any material respect or in any geographic area;

(i) Contracts currently in effect with respect to any Intellectual Property owned or licensed by the Company other than off-the-shelf software licenses;

(j) Contracts currently in effect pursuant to which the Company has granted any exclusive agency, marketing, sales representative relationship or distribution right to any third party;

(k) Contracts currently in effect providing for capital expenditures by the Company in excess of $25,000;

(l) Contracts currently in effect that require the Company to make other payments equal to more than $25,000 in any calendar year;

(m) Contracts currently in effect to which any manufacturers of the Company are party; and

(n) Contracts currently in effect not made in the Ordinary Course of Business.

The Company has made available to the Purchaser true, correct and complete copies of all Material Contracts. All of the Material Contracts are in full force and effect. Neither the Company, nor any other party thereto, has breached any material provision of, or is in material default under the terms of, nor does any condition exist which (with or without due notice or the passage of time, or both), would cause the Company or any other party to be in default under any of the Material Contracts. Except as set forth on Schedule 4.19, the consummation of the transactions contemplated by this Agreement shall not afford any other party the right to terminate any such Material Contract or require notice to or consent of any Person party to a Material Contract, or result in any increase or acceleration of any obligation under any Material Contract or the payment by the Company of any amount under any Material Contract.

4.20. Customers and Suppliers.

(a) Schedule 4.20(a) sets forth a list of the names of the Company’s top ten (10) customers for the twelve-month period ended December 31, 2017 and the nine-month period ended September 30, 2018 based on total revenues for such period. Since December 31, 2017, no customer set forth on Schedule 4.20(a) has terminated or adversely modified its relationship with the Company.

(b) Schedule 4.20(b) sets forth a list of the names of the Company’s top ten (10) suppliers for the twelve-month period ended December 31, 2017 and the nine-month period ended September 30, 2018 based on the dollar amount of expenditures by the Company for such period. Since December 31, 2017, no supplier set forth on Schedule 4.20(b) has terminated or adversely modified its relationship with the Company.

(c) Since December 31, 2017, there has been no written communication from any customer set forth on Schedule 4.20(a) or any supplier set forth on Schedule 4.20(b) that would lead the Company reasonably to believe that such customer or supplier, as applicable, is planning to terminate or materially reduce or modify the terms of its business relationship with the Company.

4.21. Compliance with Law.

(a) The Company has, since January 1, 2016, complied in all material respects with all Laws applicable to the Business, including but not limited to, as applicable, the Controlled Substances Act and the Laws and regulations of each U.S. state in which it conducts business concerning cannabis.

(b) The Company is in compliance in all material respects with all applicable Laws. The Company is not in default or violation with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to it, or any of its Assets. The Company has not received, at any time during the prior four (4) years from the date of this Agreement, any written notice from any Governmental Entity regarding any actual, alleged, or potential violation of, or failure to comply with, any term or requirement of any Law applicable to the Company.

(c) Neither the Company nor any of its managers, directors, officers, equity holders, agents and employees has: (i) used any organizational funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made or received any other payment prohibited under any applicable Law. Neither the Company, nor any of its managers, directors, officers, equity holders, nor, to the Knowledge of the Company, any of its or their respective agents or employees, is or has been the subject of any investigation, inquiry or enforcement Proceeding by any Governmental Entity regarding any offense or alleged offense under anti-bribery, anti-corruption or anti-fraud legislation in any jurisdiction and no such investigation, inquiry or Proceedings has been threatened.

4.22. Litigation. Except as set forth on Schedule 4.22, (a) there are no Proceedings pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Assets or Personnel (with respect to Personnel, in such individual’s capacity as such), (b) there are no unsatisfied judgments of any kind against or in favor of the Company or any of its Assets or Personnel (with respect to Personnel, in such individual’s capacity as such), and (c) neither the Company nor any of its Personnel (with respect to Personnel, in such individual’s capacity as such) is subject to any outstanding judgment, order, or decree of any court or Governmental Entity. The Company is not currently planning to initiate any Proceeding. Except as set forth on Schedule 4.22, to the Knowledge of the Company, there are no currently existing events, facts or circumstances which could reasonably be expected to form the basis for any Proceeding or order, or decree of any court or Governmental Entity by or against the Company, or any of its Personnel (with respect to Personnel, in such individual’s capacity as such).

4.23. Title to and Sufficiency of Assets and Related Matters. The Company has good and marketable title to all of the respective Assets owned by it and reflected on the Financial Statements, free and clear of all Encumbrances (other than Permitted Encumbrances), except as disposed of since June 30, 2018 in the Ordinary Course of Business. The equipment currently used in the Business is in reasonable working order. The Assets and properties owned and leased by the Company comprise all the Assets and properties that are necessary or advisable for the operation of the Business as presently conducted and as presently contemplated to be conducted without restriction, interruption or limitation, other than any restriction or limitation under any applicable Law.

4.24. Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or with the transactions contemplated by this Agreement as a result of any actions or commitments of the Company.

4.25. Affiliate Transactions. Except as disclosed on Schedule 4.14 or Schedule 4.25, the Company is not presently a party to any Contract with any owner, equity holder, manager, director, officer or Employee of the Company (or any relative or other Affiliate of such Persons), nor does any of the foregoing have any interest in any of the properties or Assets owned or used by the Company in connection with the operation of the Business. The Company does not provide or cause to be provided any Assets, services, or facilities to any any manager, director, officer, Employee or Affiliate (other than the Company) of the Seller.

4.26. Inventory. All items of inventory reflected on the Financial Statements or acquired after December 31, 2017 and prior to the Closing Date consist of a quality and quantity usable and saleable in the Ordinary Course of Business except for obsolete items and work-in-process goods, all of which have been written off or written down to current fair market value on the Financial Statements or on the accounting records of the Company as of June 30, 2018, as the case may be.

4.27. Product Matters. With respect to the Company Products, the Company does not have any liability, whether based on strict liability, gross negligence, breach of Contract or otherwise, with respect to any product, component or other item designed, manufactured, distributed, assembled, produced, leased or sold by the Company to others, other than standard warranty obligations (to replace, repair, or refund) made by the Company in the Ordinary Course of Business consistent with past practice to the Purchasers of its products. Since January 1, 2016, the Company has not received written notice as to any claim or allegation of any material defect or material failure of any Company Product, of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any Company Product sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by, the Company, and there is no basis for any such claim and no such claim is threatened. Schedule 4.27 completely and correctly describes all such claims since January 1, 2016, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount), and the amount of attorney’s fees incurred in connection with such claim. The Company has not had a recall of any Company Products.

4.28. Bank Accounts. Schedule 4.28 sets forth a list of all of the bank accounts, investment accounts, safe deposit boxes, lock boxes and safes held by, or in the name of, the Company, and the names of all managers, directors, officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

4.29. Plans and Designs. True, correct and complete copies of the plans, designs, test reports, other reports, specifications, description and manuals relating to the products and services sold, provided or otherwise distributed by the Company (such products and services, “Company Products” and such plans, designs, test reports, other reports, specifications, descriptions and manuals, collectively the “Product Plans”) have been provided to the Purchaser.

4.30. Privacy.

(a) Schedule 4.30 sets forth a list of all Personal Information held by the Company. The Company undertakes commercially reasonable efforts to adequately secure all Personal Information held by the Company.

(b) The Company has not received any notice of any claims, investigations, or alleged violations of Law with respect to Personal Information possessed by or otherwise subject to the control of the Company, and except as set forth on Schedule 4.30, there are no facts or circumstances which could form the basis for any such violation.

(c) To the Knowledge of the Company, there have been no data breaches involving any Personal Information of any of the Company’s customers, suppliers or employees.

4.31. Full Disclosure. No representation, warranty, covenant or agreement made by the Company or the Seller in this Agreement or in any Related Agreements contains any false or misleading statement of a material fact, or omits any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that the statements contained in this Article V are true, correct and complete as of the date hereof.

5.01. Organization; Power. The Purchaser is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own its properties and Assets and to conduct its business as it is now conducted.

5.02. Title to the Greenlane Interests. The issuance of the Greenlane Interests to the Seller is duly authorized in compliance with the Purchaser’s Governing Documents and all applicable securities Laws. Once issued, the Seller shall possess the Greenlane Interests free and clear of all Encumbrances or any restrictions on transfer other than as set forth in the Purchaser’s Governing Documents, under the Securities Act, or under applicable state securities Laws.

5.03. Authorization and Validity of Agreement. The Purchaser has all requisite limited liability company power and authority to enter into this Agreement and each of the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party and the performance of the obligations of the Purchaser hereunder and thereunder have been duly authorized by all necessary limited liability company action of the Purchaser, and no other limited liability company proceedings on the part of the Purchaser are necessary to authorize the execution, delivery or performance of this Agreement and each of the Related Agreements to which it is a party. This Agreement and each of the Related Agreements to which it is a party has been duly executed and delivered by the Purchaser and constitutes the Purchaser’s valid and binding obligation, enforceable against the Purchaser in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor’s rights generally or by general principles of equity (whether applied in a Proceeding at Law or equity).

5.04. No Conflict or Violation. The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by the Purchaser does not and shall not: (a) violate or conflict with any provision of its Governing Documents; (b) violate in any material respect any applicable provision of Law; or (c)(i) require any consent or approval or (ii) violate or result in a breach of or constitute (with or without due notice or the passage of time, or both) a default under any judicial consent, order or decree or any Contract to which the Purchaser is a party or by which it or any of its Assets or properties are bound.

5.05. SEC Documents; Financial Statements. The Purchaser has made available to the Seller the Purchaser’s initial draft registration statement on Form S-1 that has been submitted to the SEC on a confidential basis, and all amendments thereto (the “Purchaser SEC Documents”). The Purchaser agrees to make available to Seller all exhibits to the Purchaser SEC Documents submitted on a confidential basis subsequent to the date hereof that are attached to the Purchaser SEC Documents (“Requested Confidential Exhibits”) and will promptly make available to the Seller all Requested Confidential Exhibits to any additional Purchaser SEC Documents submitted on a confidential basis prior to the Closing Date. As of their respective dates of submission, none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. In no event shall changes to or the contents of subsequently filed amendments to the Purchaser SEC Documents be considered evidence that, or otherwise be the basis for a determination that, the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Purchaser, including the notes thereto, included in the Purchaser SEC Documents (the “Purchaser Financial Statements”), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Purchaser Financial Statements fairly present the consolidated financial condition, operating results and cash flow of the Purchaser and its Subsidiaries at the dates and during the periods presented therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in the Purchaser accounting policies except as described in the notes to the Purchaser Financial Statements.

5.06. Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of the Purchaser or its Affiliates.

5.07. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, or declaration to or filing or registration with any Governmental Entity, is required in connection with (a) the execution and delivery of this Agreement or any of the Related Agreements by the Purchaser, or any agreement, document or instrument contemplated hereby or thereby by the Purchaser, or (b) the performance by the Purchaser of its obligations hereunder or thereunder, other than the consent and approval of Fifth Third Bank under that Credit Agreement dated October 4, 2017 between Fifth Third Bank and Jacoby & Co. Inc. (the “Purchaser Required Consent”).

5.08. Independent Investigation. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Seller and the Company set forth in Articles III and IV of this Agreement (including the related portions) and (b) none of the Seller, the Company, or any other Person has made any representation or warranty as to the Seller, the Company, or this Agreement, except as expressly set forth in Articles III and IV of this Agreement (including the related portions).

ARTICLE VI
INDEMNIFICATION; SURVIVAL

6.01. Indemnification by the Seller.

(a) Subject to the applicable provisions of this Article VI and the last paragraph of this Section 6.01, the Seller shall indemnify and hold harmless the Purchaser and its successors and assigns, members, directors, managers, partners, Personnel, representatives and agents, and those of its Affiliates (including the Company, on and after the Closing Date) (collectively, the “Purchaser Indemnified Parties”), from and against any and all Indemnity Losses directly or indirectly arising from:

(i) any misrepresentation or breach of any warranty regarding the Company contained in this Agreement, including, without limitation, as set forth in Article IV;

(ii) (x) any Taxes (or the non-payment thereof) of the Company, for any Pre-Closing Tax Period (including that portion of any Straddle Period ending on the Closing Date, apportioned in accordance with Section 7.04(b)); and (y) any Taxes of any Person imposed on the Company, as transferee or successor, by Contract, pursuant to any Law (including Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation) or otherwise, which Taxes relate to an event or transaction occurring before the Closing;

(iii) any claim based on actual fraud or willful misconduct by or on behalf of the Company arising out of factors or circumstances existing prior to or as of the Closing; and/or

(iv) the matters set forth on Schedule 6.01.

(b) Notwithstanding anything to the contrary contained herein, the Seller shall indemnify the Purchaser Indemnified Parties for any Indemnity Loss arising from:

(i) any misrepresentation or breach of any warranty of the Seller contained in this Agreement or any Related Agreement, including, without limitation, as set forth in Article III;

(ii) any breach or failure to perform by the Seller of the Seller’s covenants, obligations or agreements contained in this Agreement or any Related Agreement;

(iii) any Taxes (or non-payment thereof) of the Seller, including the Transfer Taxes under Section 7.03; and/or

(iv) any claim based on actual fraud or willful misconduct by or on behalf of the Seller.

6.02. Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless the Seller and its successors, assigns, heirs, representatives and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Indemnity Losses directly or indirectly arising from or relating to (a) any misrepresentation or breach of any warranty of the Purchaser contained in this Agreement, (b) any breach or failure to perform by the Purchaser of any of its covenants or obligations contained in this Agreement or (c) (x) any Taxes (or the non-payment thereof) of the Purchaser, for any Pre-Closing Tax Period; and (y) any Taxes of any Person imposed on the Purchaser, as transferee or successor, by Contract, pursuant to any Law (including Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation) or otherwise, which Taxes relate to an event or transaction occurring before the Closing.

6.03. Indemnification Notice; Litigation Notice.

(a) If a party believes that it has suffered or incurred any Indemnity Loss for which it is entitled to indemnification pursuant to Section 6.01 or Section 6.02 (such party, the “Claimant”), such Claimant shall notify, as the case may be, (i) the Purchaser, in the event such Claimant is a Seller Indemnified Party, or (ii) the Seller, in the event such Claimant is a Purchaser Indemnified Party, promptly in writing (x) identifying the party or parties which such Claimant believes has or have an obligation to indemnify (the “Indemnifying Party”) and (y) describing such Indemnity Loss in reasonable detail, including the amount thereof, if known (or estimated amount as necessary) (such written notice, the “Indemnification Notice”). If any Proceeding is instituted by a third party against the Claimant with respect to which the Claimant intends to claim any Liability or expense as an Indemnity Loss under this Article VI (a “Third Party Claim”), such Claimant shall promptly notify the Indemnifying Party in writing of such Third Party Claim describing such Indemnity Loss in reasonable detail, including the amount thereof, if known (or estimated amount as necessary) (such written notice, a “Litigation Notice”). For the avoidance of doubt, in the event that a Third Party Claim arises prior to the time an Indemnification Notice is issued by a Claimant, the Indemnification Notice and Litigation Notice may be combined into a single notice so long as such notice contains the information required in both an Indemnification Notice and a Litigation Notice. Notwithstanding the foregoing, the failure or delay to notifying the Indemnifying Party of any Indemnity Loss or Third Party Claim shall not affect the Claimant’s rights or the Indemnifying Party’s obligations hereunder, except to the extent that the Indemnifying Party demonstrates that it was materially and adversely prejudiced thereby.

(b) If a claim is one that is asserted directly by the Claimant against an Indemnifying Party, within thirty (30) calendar days after receipt of the applicable Indemnification Notice, the Indemnifying Party shall, by written notice to the Claimant (a “Claim Response”), either concede or deny liability for the claim set forth in such Indemnification Notice. If an Indemnifying Party shall deny liability, in whole or in part, such Claim Response shall be accompanied by a reasonably detailed description of the basis for such denial. If an Indemnifying Party fails to deliver a Claim Response within such thirty (30) calendar day period by 5:00 p.m., Eastern time, on the last day of such period, such Indemnifying Party shall be deemed to have conceded, subject only to the limitations set forth herein, the entire amount of such claim and, subject to the limitations set forth in this Article VI, the Claimant shall be entitled to the entire amount of such Indemnity Loss. If an Indemnifying Party denies liability for a claim, in whole or in part, the Purchaser and the Seller shall attempt to resolve such dispute as promptly as possible. If the Purchaser and the Seller fail to resolve such dispute within thirty (30) calendar days after receipt of the Claim Response corresponding to such dispute, any party may commence appropriate legal Proceedings in order to obtain a final judgment of a court of competent jurisdiction that is not subject to further appeal as provided in Section 10.12.

6.04. Defense of Third Party Claims. Upon receipt of a Litigation Notice, the applicable Indemnifying Party shall have thirty (30) calendar days after receipt of a Litigation Notice to notify the Claimant in writing that it elects to conduct and control any Proceeding with respect to an identifiable claim (the “Election Notice”) with legal counsel reasonably satisfactory to the applicable Indemnified Parties so long as the Third Party Claim (i) seeks solely money damages (and not injunctive or other equitable relief) and, in the event that the Seller or any of its Affiliates would be the Indemnifying Party, (ii) will have no continuing material adverse effect on the Business or the Company. In the event the Indemnifying Party so assumes the conduct and control of any such Third Party Claim, such assumption of the conduct and control by the Indemnifying Party shall conclusively establish for purposes of this Agreement that all Indemnity Losses incurred by the Indemnified Parties in connection with such Third Party Claim are within the scope of and subject to indemnification hereunder subject to the limitations set forth in this Article VI. If the Indemnifying Party does not give the foregoing Election Notice during such thirty (30) day period, then the Claimant shall have the right (but not the obligation) to defend, contest, settle or compromise such Third Party Claim in the exercise of its reasonable discretion. If the Indemnifying Party timely gives the foregoing Election Notice, then the Indemnifying Party shall have the right to undertake, conduct and control, at the Indemnifying Party’s sole reasonable cost and expense, the conduct and settlement of such Third Party Claim, and the Claimant shall cooperate, at the Indemnifying Party’s sole reasonable cost and expense, including by providing reasonable access during regular business hours to records and Personnel of the Company, as applicable, to the Indemnifying Party in connection therewith; provided, however, that (i) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through legal counsel chosen by the Claimant, but the fees and expenses of such legal counsel shall be borne solely by the Claimant, and (ii) the Indemnifying Party shall have authority to compromise or settle any such claim without the prior written consent of the Claimant if such compromise or settlement (1) contains an unconditional release from all Liability of the Claimant and its Affiliates with respect to such Third Party Claim, (2) does not result in any Liability to or equitable relief against the Claimant and its Affiliates, (3) would not restrict the future activity of the Claimant or any of its Affiliates and (4) would not result in the admission or finding of a violation of Law by the Claimant or any of its Affiliates.

6.05. Survival.

(a) Claims for indemnification under 6.01(a)(i), 6.01(b)(i), 6.01(b)(ii), and 6.02(a) shall only be valid to the extent that such claims are made prior to the twelve (12) month anniversary of the Closing Date (the “Survival Period”). If an Indemnification Notice or Litigation Notice is provided with respect to such claim prior to the expiration of such period, then the applicable representations and/or warranties shall survive only as to such claim until such claim has been fully resolved.

(b) Claims arising under the other provisions of Sections 6.01 and 6.02, including, without limitation, Section 6.01(a)(iv), or from any breach of the Fundamental Representations may be made up to the applicable statute of limitation for such claim, without limitation.

(c) The Purchaser shall use its best efforts to (i) maintain the Policies for the Survival Period or (ii) add the Seller as insureds under Purchaser’s existing insurance policies of comparable limits and scope of coverage, and shall cooperate with the Seller in filing any claims thereunder should any such claims require indemnification pursuant to Section 6.01.

6.06. Additional Indemnification Provisions.

(a) The Seller indemnity obligations for Indemnity Losses arising under  Sections 6.01(a)(i), 6.01(b)(i) or 6.01(b)(ii), shall not exceed 12.5% of the Greenlane Interests (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply to indemnification for Indemnity Losses the Purchaser Indemnified Party may suffer resulting from, arising out of, relating to, the breach of any of the following (the “Specified Provisions”); (i) the Fundamental Representations, (ii) the representations and warranties set forth in Section 4.06 (Tax Matters) or (iii) the covenants of the Seller contained in this Agreement, and no such Indemnity Losses shall be taken into account to determine whether the Indemnification Cap has been exceeded with respect to claims for indemnification not referred to in this proviso.

(b) No Indemnifying Party shall be required to indemnify applicable Indemnified Parties for Indemnity Losses arising under Sections 6.01(a)(i), 6.01(b)(i), or 6.01(b)(ii) as applicable, unless and until, and only to the extent that the aggregate amount of all such Indemnity Losses for which such Indemnified Parties are otherwise entitled to indemnification pursuant to this Article VI exceeds an amount equal to 0.75% of the Greenlane Interests (the “Basket Amount”), following which the Indemnified Parties shall be entitled to recover all of their respective Indemnity Losses after the Basket Amount; provided, however, that the limitations in this Section 6.06(a) shall not apply to Indemnity Losses from claims for indemnification arising out of the Specified Provisions.

(c) For purposes of this Section 6.06, (x) if any obligation to pay a claim for indemnification under this Article VI arises prior to the consummation of an IPO of Purchaser, then the value of the Greenlane Interests for purposes of determining the Indemnification Cap and Basket Amount shall be $9,760,000 and (y) if any claim for indemnification under this Article VI arises on or subsequent to the consummation of an IPO of Purchaser, then the value of the Greenlane Interests for purposes of determining the Indemnification Cap and Basket Amount shall be based upon Purchaser’s IPO valuation prior to the beginning of trading.

(d) For purposes of this Article VI, any inaccuracy in or breach of any representation or warranty (and any Indemnity Losses arising therefrom or related thereto) shall be determined without regard to any materiality, “Material Adverse Effect” or similar qualification contained in or otherwise applicable to such representation or warranty.

6.07. Special Rule for Fraud. Notwithstanding anything to the contrary contained in this Agreement, in the event of any breach of a representation or warranty by any party hereto that constitutes a criminal, fraudulent, or otherwise intentionally wrongful action or omission, by or on behalf of the Seller, on the one hand, or the Purchaser, on the other hand, then (a) such representation or warranty shall survive indefinitely, and (b) the limitations set forth in Section 6.06, as applicable, shall not apply to any Indemnity Loss that the Purchaser Indemnified Parties with respect to the Seller that committed the fraud or the Seller Indemnified Parties, as the case may be, may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach.

6.08. Sole Remedy. Subject to Section 6.07, the right to indemnification under this Article VI, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any party hereto (or any specified third party) for any actual or threatened breach of this Agreement, and none of the parties hereto shall initiate or maintain any Proceeding against any other party hereto which is directly or indirectly related to any breach or threatened breach of this Agreement, except that any party may pursue legal or equitable relief against any other party for any claim based upon fraud or intentional misconduct by or on behalf of the party that committed such fraud or intentional misconduct. The foregoing shall not limit the rights of a party to seek or obtain injunctive relief based upon the actual breach of any covenant contained herein and/or to enforce each of the covenants contained herein, pursuant to the terms of this Agreement (including pursuant to Section 6.07).

6.09. Determination of Loss Amount. The amount of any and all Indemnity Losses under this Article VI will be (a) determined net of any amounts actually recovered by any Indemnified Party or any of such of Indemnified Party’s Affiliate or pursuant to any insurance policy or title insurance policy pursuant to which or under which such Indemnified Party or such Indemnified Party’s Affiliates is a party or has rights (collectively, “Alternative Arrangements”) less any Indemnity Losses incurred in obtaining the amount recovered under such Alternative Arrangements and (b) reduced to take account of any Tax benefit actually realized by the Indemnified Party arising from such Indemnity Losses (determined on a with and without basis).

6.10. Adjustments to Contribution Consideration. Except as required by applicable Law, all indemnification payments under this Article VI shall be treated as an adjustment to the Contribution Consideration for all Tax purposes.

ARTICLE VII
OTHER AGREEMENTS

7.01. Conduct of the Business. Except as may be otherwise expressly contemplated by this Agreement or required by applicable Law, or as the Purchaser may otherwise consent to in writing, from the date hereof until the Closing, the Company shall, and the Seller shall cause the Company to:

(a) conduct its business only in the Ordinary Course of Business; and

(b) maintain and preserve intact its current organization, business and operations and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with such Person and its Subsidiaries, which shall include, without limitation:

(i) the preservation and maintenance of all of its Licenses and Permits;

(ii) the payment of its Debt, Taxes and other obligations when due;

(iii) the maintenance of the properties and Assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv) the continuance in full force and effect, without modification, of the Policies, except as required by applicable Law;

(v) the maintenance of its books and records in accordance with the Ordinary Course of Business;

(vi) compliance in all material respects with all applicable Laws in respect of employees, workers, independent contractors and consultants;

(vii) the performance of all of its obligations under all Material Contracts relating to or affecting its properties, Assets or Business;

(viii) compliance in all material respects with all applicable Laws; and

(ix) not taking or permitting any action that would cause any of the changes, events or conditions described in Section 4.07 to occur.

7.02. Confidential Information.

(a) The Seller acknowledges and agrees that the Confidential Information of the Company is an Asset that the Purchaser will acquire pursuant to this Agreement. For purposes of this Agreement, “Confidential Information” shall mean the Company’s trade secrets, other Intellectual Property and other information regarding the Company, the Business and the other business operations of the Company, which information: (i) was used in the Business and was proprietary to, about or created by the Company (including the Company’s Personnel) for use in the Business; (ii) is used in the Business as of the Closing Date and is proprietary to, about or created by the Company (including the Company’s Personnel) for use in the Business; (iii) is designated and/or, in fact, treated as confidential by the Company; or (iv) is not generally known by any Persons other than Personnel. The Seller agrees to maintain the confidentiality of, and refrain from using or disclosing to any Person, all Confidential Information, except to the extent disclosure of any such information is required by Law or in connection with any claims, disputes or Proceedings against the Purchaser. Notwithstanding the foregoing, “Confidential Information” shall not include information which: (1) was in the public domain on the date hereof or comes into the public domain other than through the fault or negligence of the Seller; (2) was or is independently developed by the Seller after the Closing Date without making use of any Confidential Information; (3) is required to be disclosed during the course of pursuing or defending indemnification claims (or the matters underlying such indemnification claims) or in connection with any disputes between the Purchaser, on the one hand, and the Seller, on the other hand; or (4) is required to be disclosed pursuant to applicable Laws or regulations or the order of any court or Governmental Entity, provided that the Seller shall first notify the Purchaser and the Company of any such order and afford the Purchaser and/or the Company the opportunity to seek a protective order relating to any such disclosure.

(b) If the Seller or any of its Affiliates (other than the Company) is required by interrogatories, requests for information or documents, subpoenas or similar processes to disclose any Confidential Information, such Person shall provide the Purchaser with prompt prior written notice of such request or requirement so that the Purchaser may seek an appropriate protective order (and if the Purchaser seeks such an order, the Seller will, and will cause the Seller’s representatives to, provide such cooperation, at the expense of the Purchaser, as such the Purchaser shall reasonably request). If, in the absence of a protective order, the Seller or the Seller’s representative(s) is nonetheless required to disclose Confidential Information, the Seller or representative(s), as the case may be: (i) may, and will cause each of the Seller’s representatives to, disclose only that portion of the Confidential Information that they are legally compelled to disclose; and (ii) shall, and shall cause each of the Seller’s representatives to, at the request of the Purchaser, use its commercially reasonable efforts, at the expense of the Purchaser, to obtain assurance that confidential treatment will be accorded to such Confidential Information.

7.03. Transfer Taxes. All transfer, documentary, sales, use, stamp, duty, recording, registration, value added and other such similar Taxes and fees (including any penalties, interest and additions to Tax) (collectively, “Transfer Taxes”) incurred in connection with this Agreement and Related Agreements shall be borne and paid by the Seller. The Seller shall, at its own expense, prepare and timely file any Tax Return or other document required to be filed by it (if any) with respect to such Taxes or fees to the extent permitted by applicable Law; provided, however that the Purchaser shall cooperate with the Seller in the preparation and filing of all such Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns and documents as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.

7.04. Preparation of Tax Returns; Payment of Taxes.

(a) The Seller shall, at the Seller’s expense, prepare, or cause to be prepared, all income Tax Returns with respect to the Company for the Tax period ending on the Closing Date (“Pre-Closing Income Tax Returns”).  Such Pre-Closing Income Tax Returns shall be prepared in a manner that is consistent with the prior practice of the Company, except as required by applicable Law. At least twenty (20) days prior to filing such Pre-Closing Income Tax Returns (taking into account any extension), the Seller shall submit a copy of such Pre-Closing Income Tax Returns to the Purchaser for the Purchaser’s review, comment and approval. The Seller shall revise, or cause to be revised, such Pre-Closing Income Tax Returns to reflect the Purchaser’s comments to such Pre-Closing Income Tax Returns, if any, prior to filing each such Pre-Closing Income Tax Return with the applicable Governmental Entity.  The Company shall timely pay to the appropriate Governmental Entity the full amount of any Taxes due and payable by the Company with respect to such Pre-Closing Income Tax Returns. The Seller shall pay to the Purchaser no later than five (5) Business Days before the due date of such Pre-Closing Income Tax Return (taking into account any extension) the amount equal to the Taxes payable by the Company with respect to such Pre-Closing Income Tax Return.

(b) The Purchaser shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, (i) all Tax Returns with respect to the Company for any Tax period ending on or prior to the Closing Date but that are required to be filed after the Closing Date (other than Pre-Closing Income Tax Returns, which are governed by Section 7.04(a)), and (ii) any Tax Return required to be filed by the Company for a Straddle Period (a “Straddle Period Tax Return”). All such Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable Law. With respect to Taxes of the Company relating to a Straddle Period, the parties agree that the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (1) in the case of any Taxes other than Taxes based upon or related to income, receipts, profits, wages, capital, net worth or expenses, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (A) the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and (B) the denominator of which is the total number of days in the entire Straddle Period, and (2) in the case of any Tax based upon or related to income, receipts, profits, wages, capital, net worth or expenses, be determined as though the taxable year of the Company terminated at the close of business on the Closing Date. The Company shall pay to the Purchaser at least five (5) days before the filing of such Tax Return (taking into account any extension) the portion of the Taxes shown as due on such Tax Return (or, with respect to a Straddle Period Tax Return, the portion of the Taxes shown as due on such Tax Return that relate to the portion of such Straddle Period ending on the Closing Date (as determined pursuant to this Section 7.04(b))).

7.05. Cooperation on Tax Matters.

(a) The parties hereto shall cooperate, and shall cause their respective representatives to cooperate, including by agreeing to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary in preparing and filing all Tax Returns, in making any election relating to Taxes, in handling audits, examinations, investigations and administrative, court or other Proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to Tax Returns and Taxes and in all other relevant Tax matters. Any information obtained by any party or its Affiliates from another party or its Affiliates in connection with any Tax matters to which this Agreement relates shall be kept confidential, except: (i) as may be otherwise necessary (A) in connection with the filing of Tax Returns or an audit or other Proceeding relating to Taxes or as may be otherwise required by applicable Law, (B) to enforce rights under this Agreement or (C) to pursue any claim for refund or contest any proposed Tax assessment; or (ii) for any external disclosure in audited financial statements or regulatory filings which a party reasonably believes is required by applicable Law or stock exchange or similar applicable rules.

(b) Notwithstanding the provisions of Section 7.05(a), and in addition to all other obligations imposed by this Section 7.05, the Seller and the Purchaser agree to give the other party reasonable written notice prior to transferring, destroying or discarding any Files and Records with respect to Tax matters and, if the other party so requests, shall allow the other party to take possession of such Files and Records.

7.06. Tax Contests

(a) The Purchaser or the Company, on the one hand, and the Seller, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits, Proceeding or similar events with respect to Taxes or Tax Returns of the Company relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit, Proceeding or similar event, a “Tax Matter”).

(b) The Purchaser shall have sole control of the conduct of all Tax Matters, including any conduct, control, settlement or compromise thereof; provided, however, that the Purchaser shall not settle or compromise any such Tax Matter without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed).

7.07. Release. Effective as of the Closing, the Seller, on behalf of itself, and the Seller’s Affiliates and each of its and their respective heirs, successors and assigns (collectively, the “Releasing Parties”), hereby releases, acquits and forever discharges the Company, and any and all of its successors and assigns, together with all their present and former equity holders, directors, managers, officers and employees (collectively, the “Released Parties”), from any and all manner of claims, actions, suits, damages, demands and Liabilities whatsoever in Law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which the Releasing Party ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, from facts or circumstances existing from the beginning of time to and including the Closing Date, other than obligations arising under this Agreement or any transactions or documents contemplated thereby or executed in connection therewith.

7.08. Employees; Employee Benefits.

(a) The Purchaser may, in its sole and absolute discretion, make offers of employment to such Employees, on such terms and conditions, as the Purchaser shall determine (such Employees who accept the Purchaser’s offer of employment are hereinafter collectively referred to as “Transferred Employees”). Following the Closing, the Seller shall provide the Purchaser with reasonable cooperation and information in connection with the foregoing.

(b) No agreement, understanding or arrangement entered into by an Employee and the Company prohibits or restricts (or shall prohibit or restrict) an Employee who is subsequently employed by the Purchaser from disclosing Confidential Information of the Company to the Purchaser or its Affiliates after the Closing, or if any such agreements do prohibit or restrict disclosure, the Company hereby releases the Employees from such restrictions so as to allow disclosures to be made to the Purchaser after the Closing.

(c) The Seller and the Company shall be responsible for, and shall jointly and severally indemnify and hold harmless (as set forth in Article VII) the Purchaser from and against, any and all severance, termination, retention, “golden parachute,” unemployment compensation or any similar payment or other Liabilities or obligations with respect to any Employee attributable to the termination of their employment with the Company, relating to the period of time that the Company employed any Employee up to the Closing Date, whether pursuant to corporate policy, any benefit plan, or by Law (domestic or foreign and including, but not limited to, any liability under the WARN Act and the provisions of Section 4980B of the Code and Part 6 of the Subtitle B of Title I of ERISA), and whether or not pursuant to individual agreement or commitment or group plan.

(d) The Purchaser shall not assume any obligation or liability for and the Company shall remain responsible for (i) any vested benefits accrued by Transferred Employees, Employees and former employees under any benefit plans, whether or not set forth in any employment agreement with the Company, including, without limitation, under any equity appreciation or stock option plans, (ii) any and all obligations and Liabilities to Employees and former employees of the Company related to any employment or service performed or otherwise, which were incurred or accrued prior to the Closing, including, without limitation, under any benefit plans that the Company is or becomes obligated to provide prior to or after the Closing, including, without limitation, retirement benefits, disability payments and the obligation to provide COBRA continuation coverage to such former employees and their beneficiaries, whether payable prior to or after the Closing, and (iii) severance or any other Liabilities arising or resulting from the consummation of the transactions contemplated by this Agreement or the termination of any Employees in connection therewith under the WARN Act, or any similar United States Law. The Purchaser is not the successor employer of the Company’s employees for any purpose and is under no obligation to employ any such employees.

7.09. Non-Competition; Non-Solicitation. Edward Kilduff hereby acknowledges that: (i) in addition to disposing of his indirect beneficial ownership interest in the Company as set forth in this Agreement, he is selling the goodwill of the Company associated with or attributable to the Contributed Interests; (ii) he has contributed to the development of the goodwill of the Company; and (iii) the parties hereto have agreed upon the consideration for the Contributed Interests to specifically include and reflect such sale of goodwill. In consideration of the sale of Edward Kilduff’s indirect beneficial ownership in the Company, Edward Kilduff agrees that:

(a) Except as provided in this Section 7.09, during the period commencing at the Closing and up to and through the later of (x) the date arising three (3) years after the Closing Date and (y) the date arising two (2) years after the termination of his employment by the Purchaser or any of its Affiliates, (the “Restricted Period”), Edward Kilduff, whether directly or indirectly, shall not, whether for himself or on behalf of or in conjunction with any other Person in any capacity (as a principal, equity holder, joint-venturer, partner, director, officer, agent, executive, consultant, contractor, employee, lender or otherwise) (collectively, the “Covenanting Party”):

(i) induce, solicit, hire, recruit or attempt to persuade any Person to terminate such Person’s employment or other relationship with the Company, the Purchaser or any of their Affiliates (collectively, “Company Parties”) or not to establish an employment or other relationship with any Company Party, whether or not such Person is or would be an employee, consultant, contractor, manager, director, officer and/or employee, whether or not such relationship is or would be pursuant to a written or oral agreement and whether or not such relationship is for a specific period of time or is at-will;

(ii) employ or establish a business relationship with (or attempt to employ or establish a business relationship with), or encourage or assist any Person to employ or establish a business relationship with, any individual who is, was at any time within the six (6) month period prior to the date hereof, or will be at any time during the Restricted Period, an employee, consultant, contractor, manager, officer, director or employee of any Company Party;

(iii) direct or engage in any act which may interfere with or materially and adversely affect, alter or change the relationship (contractual or otherwise) of any Company Party with any Person that is a Client, Prospective Client, vendor, supplier or contractor of any Company Party, or otherwise induce or attempt to induce any such Person to cease doing business, reduce or otherwise limit its business with any Company Party;

(iv) solicit business from any Client or Prospective Client, or do business with any Client or Prospective Client, involving the Business or any business that is competitive, directly or indirectly, with the Business; or

(v) engage or participate in, manage, operate, be employed by, consult with, advise, or be financially interested in, any Person engaged in the Business anywhere where any Company Party transacts the Business during the three (3) year period immediately prior to the Closing Date (provided, however, that nothing contained in this Section 7.09 shall prevent Edward Kilduff from holding for passive investment less than five percent (5%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system).

(b) For purposes of this Section 7.09, “Client” means a Person for whom or which any Company Party performed services or to whom or which any Company Party sold or licensed its products, during the prior twelve (12) months. “Prospective Client” means Persons whose business was solicited by any Company Party during the prior twelve (12) months.

(c) This Section 7.09 shall not restrict or limit Edward Kilduff from: (i) soliciting or hiring (x) any employee or former employee (1) whose employment or relationship with any Company Party was terminated at least (A) 180 days before such solicitation in the event such employment or relationship was terminated by the applicable Company Party or (B) one year before such solicitation in the event such employment or relationship was terminated by the former employee, or (2) by general solicitations not specifically directed at any such employee; or (ii) performing services for the Purchaser, the Company or any Affiliate thereof pursuant to any employment agreement to be entered into at Closing.

(d) Edward Kilduff acknowledges that the restrictions contained in this Section 7.09 are reasonable and necessary to protect the legitimate interests of the Purchaser and its Affiliates (including the Company) and constitute a material inducement to the Purchaser to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement and the Related Agreements. In the event that any covenant contained in this Section 7.09 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Laws in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Laws. The covenants contained in this Section 7.09 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7.10. Remedies. The Seller acknowledges that remedies at Law may be inadequate to protect the Purchaser and the Company against any actual or threatened breach of Section 7.02 and Section 7.09 by the Seller. Without limiting any other rights or remedies available to the Purchaser, the Purchaser will, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to obtain equitable relief from an actual or threatened violation of  Section 7.02 and Section 7.09, including specific performance and temporary or permanent injunctive relief. To obtain any such equitable relief, the Purchaser need not post a bond or other security or prove actual damages.

ARTICLE VIII
CONDITIONS TO CLOSING

8.01. Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to contribute the Contribution Consideration is conditioned on the satisfaction of the following conditions on or prior to the Closing Date (any one or more of which can be waived by a written waiver executed by the Seller):

(a) The representations and warranties contained in Article III and Article IV of this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company and the Seller shall have performed and complied in all material respects with their respective covenants and agreements required to be performed, satisfied or complied with by them hereunder on or prior to the Closing Date.

(c) From the date of this Agreement, there shall have been no Material Adverse Effect on the Company.

(d) No Proceeding shall have been instituted or threatened or claim or demand made against the Company, the Seller or the Purchaser seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the transactions contemplated hereby, and no Law, order, decree or ruling shall be in effect, or shall have been issued, enacted, entered, promulgated or enforced by a Governmental Entity, that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

(e) The Company shall have obtained the consents listed on Schedule 4.04;

(f) The Company shall have received executed non-disclosure agreements from each of its members, in a form approved by Purchaser, and, following Purchaser’s approval of such non-disclosure agreements and delivery by the Company to Purchaser of the executed non-disclosure agreements, the Company shall have delivered an Information Statement to each of its members, in a form reviewed and approved by Purchaser;

(g) The Purchaser shall have received all of the Closing deliveries set forth in Section 2.02.

(h) The representations and warranties of the Company contained in this Agreement and any Related Agreement shall be true and correct, in all material respects, as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are specifically made as of another date, and all the covenants contained in this Agreement and any Related Agreement to be complied with by the Company on or before the Closing Date shall have been complied with, in all material respects, and the Purchaser shall have received a certificate of a duly authorized Person on behalf of the Company to such effect signed by a duly authorized Person thereof.

8.02. Conditions to the Obligations of the Seller and the Company.  The obligation of the Seller and the Company to contribute the Contributed Interests is conditioned on the satisfaction of the following conditions on or prior to the Closing Date (any one or more of which can be waived by a written waiver executed by the Seller):

(a) The representations and warranties contained in Article V of this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Purchaser shall have performed and complied in all material respects with the covenants and agreements required to be performed, satisfied or complied with by it hereunder on or prior to the Closing Date.

(c) No Proceeding shall have been instituted or threatened or claim or demand made against the Company, the Seller or the Purchaser seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the transactions contemplated hereby, and no Law, order, decree or ruling shall be in effect, or shall have been issued, enacted, entered, promulgated or enforced by a Governmental Entity, that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

(d) The Purchaser shall have obtained the Purchaser Required Consent;

(e) From the date of this Agreement, there shall have been no Material Adverse Effect on the Purchaser.

(f) The Seller shall have received all of the Closing deliveries set forth in Section 2.03.

(g) The Seller shall have received a certificate of an executive officer or Person with appropriate authority of the Purchaser as to the incumbency and signature of the Persons executing this Agreement and the Related Agreements.

ARTICLE IX
TERMINATION

9.01. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) By mutual written consent of the Purchaser and the Seller (on behalf of itself and the Company);

(b) By the Purchaser, if any of the conditions set forth in Section 8.01 shall have become incapable of fulfillment, and shall not have been waived by the Purchaser;

(c) By the Purchaser, if the Closing shall not have occurred prior to the initial public filing of the Purchaser’s registration statement on Form S-1 in connection with an IPO by Purchaser;

(d) By the Seller (on behalf of itself and the Company), if any of the conditions set forth in Section 8.02 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(e) By either the Purchaser or the Seller (on behalf of itself and the Company), if (i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable, or (ii) a Law shall be in effect that makes consummation of the transactions contemplated hereby illegal or otherwise prohibits or prevents consummation of the transactions contemplated hereby;

provided, however, that the party seeking termination pursuant to any of clauses (b) through (d) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

9.02. Effect of Termination. In the event of termination by the Seller or the Purchaser pursuant to this Article IX, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. Termination of this Agreement pursuant to this Article IX shall terminate all Liabilities and obligations of the parties and there shall be no Liability hereunder on the part of any party, except that Section 7.02, this Article IX and Article X shall survive any termination of this Agreement. Notwithstanding the foregoing, the termination of this Agreement pursuant to this Article IX shall not relieve any party of any Liability for any intentional inaccuracy or breach of any representation or warranty or any intentional breach or nonperformance of any covenant or obligation hereunder prior to such termination and any Indemnity Losses in connection therewith, and any such termination shall not be deemed to be a waiver of any available remedy for any such intentional inaccuracy, breach or nonperformance.

ARTICLE X
MISCELLANEOUS

10.01. Public Announcements. No party to this Agreement, other than the Purchaser, shall make any public announcement of the transactions provided for in, or contemplated by, this Agreement or any of the Related Agreements unless the form and substance of the announcement is agreed upon by the Purchaser at the Purchaser’s sole, absolute and unfettered discretion, or unless public disclosure is necessary to comply with applicable Laws, provided the Person required to make such disclosure gives the Purchaser reasonable prior notice thereof and cooperates in good faith with the Purchaser’s efforts to prevent or limit such disclosure, and shall then only make such disclosure as is necessary to comply with the applicable Laws, as so modified, if at all, by the Purchaser. The Purchaser shall not make any public announcement prior to the Closing Date without the prior consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. The Purchaser may make any public announcement at any time following the Closing Date.

10.02. Costs and Expenses. The Purchaser shall at its sole cost and expense bear all expenses and costs incurred by the parties herein in connection with this Agreement and the Related Agreements and the transactions contemplated by any of them, including the fees and disbursements of any legal counsel, independent accountants or any other Person or representative whose services have been used by the parties.

10.03. Further Assurances. From and after the date of this Agreement, the parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement or any of the Related Agreements, and shall: (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of transactions contemplated by this Agreement and the Related Agreements.

10.04. Addresses for Notices, Etc.. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given, as follows: (a) on the actual date of service if delivered personally, (b) at the time of receipt of confirmation by the transmitting party if by electronic transmission, (c) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 10.04, provided that a party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt, or (d) on the day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section 10.04:

If to the Seller or the Company (prior to the Closing Date):	Edward Kilduff Pollen Gear LLC 601 Cypress Ave., No. 405 Hermosa Beach, CA 90254 E-mail: edkilduff@mac.com

With a copy to (which copy shall not constitute notice hereunder):	Foundation Law Group LLP 445 S. Figueroa Street, Suite 3100 Los Angeles, CA 90071 Attn: Armen S. Martin E-mail: armen@foundationlaw.com

If to the Purchaser:	Greenlane Holdings, LLC 1095 Broken Sound Parkway, Suite 300 Boca Raton, FL 33487 Attn: Aaron LoCascio E-mail: aaron@gnln.com

With a copy to (which copy shall not constitute notice hereunder):	Pryor Cashman LLP 7 Times Square New York, NY 10036 Attn: Jeffrey C. Johnson Facsimile: (212) 326-0118 E-mail: jjohnson@pryorcashman.com

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 10.04.

10.05. Headings. The Article, Section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10.06. Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement and the Related Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any of the Related Agreements.

(b) Except as otherwise specifically provided in this Agreement or any of the Related Agreements (such as by use of the words “sole”, “absolute discretion”, “complete discretion” or words of similar import), if any provision of this Agreement or any of the Related Agreements requires or provides for the consent, waiver or approval of a party, such consent, waiver or approval shall not be unreasonably withheld, conditioned or delayed.

(c) The Disclosure Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

(d) Words of any gender used in this Agreement or any of the Related Agreements shall be held and construed to include any other gender; words in the singular shall be held to include the plural and words in the plural shall be held to include the singular, unless and only to the extent the context indicates otherwise.

(e) “Hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof.

(f) “Including” (and with correlative meaning “includes” or “include”) means including without limiting the generality of any description preceding such term.

(g) References to documents, instruments or agreements shall be deemed to refer as well to all addenda, appendices, Exhibits, Schedules or amendments thereto.

10.07. Severability. The invalidity or unenforceability of any provision of this Agreement or any of the Related Agreements shall in no way affect the validity or enforceability of any other provision of this Agreement or any of the Related Agreements. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

10.08. Entire Agreement and Amendment. This Agreement and the Related Agreements, including the Exhibits and Schedules referred to and incorporated by reference herein and therein that form a part of this Agreement and the Related Agreements, contain the entire understanding of the parties with respect to the subject matter of this Agreement and the Related Agreements. This Agreement and the Related Agreements supersede all prior agreements and understandings among the parties hereto with respect to the transactions contemplated by this Agreement and the Related Agreements, including any and all letters of intent, memoranda of understanding, term sheets or the like. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by each of the Purchaser and the Seller, and any such amendment, supplement or modification set forth in such executed written agreement shall be binding on all of the parties hereto.

10.09. No Waiver; Cumulative Remedies. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement or any of the Related Agreements shall operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable Law: (a) no claim or right arising out of this Agreement or any of the Related Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the Related Agreements.

10.10. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Purchaser and the Seller and their respective successors and permitted assigns and the Purchaser Indemnified Parties and the Seller Indemnified Parties under Article VI; provided, however, that the Company shall be a third party beneficiary of the covenants and agreements set forth in Sections 7.02 and 7.10.

10.11. Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. The Seller shall not assign or delegate the Seller’s rights or duties hereunder or under any of the Related Agreements, in whole or in part, without the prior written consent of the Purchaser. The Seller hereby consents to the Purchaser’s assignment of this Agreement and the rights hereunder to its Affiliates and to the collateral assignment of the Purchaser’s rights under this Agreement and the Related Agreements to lenders of the Purchaser or its Affiliates. Any purported assignment made in contravention of this Section 10.11 shall be null and void.

10.12. Governing Law; Jurisdiction and Venue. This Agreement, and all claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than in the United States District Court for the District of Delaware. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.04.

10.13. Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON LAW, CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.14. Counterparts. This Agreement may be executed in multiple original, electronic or facsimile counterparts, each of which will be deemed an original, but all of which when taken together shall constitute one and the same agreement.

10.15. Privileged and Confidential Information. In order to induce the Seller to contribute the Contributed Interests and to enter into this Agreement, and as a material part of the consideration for this transaction, the Purchaser agrees that the attorney-client privilege with respect to communications between the Company and Foundation Law Group LLP (“Counsel”) prior to Closing, and any work product of Counsel relating to the contribution of the Contributed Interests and any and all matters up to and including the Closing (collectively, “Privileged Information”) shall be deemed the Seller’s and not the Company’s privilege, and such work product shall be deemed to have been prepared on behalf of the Seller and not for the Company for purposes of any dispute that may arise between (i) the Seller and (ii) the Purchaser and/or the Company. The Purchaser further knowingly and irrevocably agrees to waive and to cause the Company to waive any claim that Counsel is disqualified from representing, and agrees that Counsel may represent, the Seller (and may not represent the Company or the Purchaser) in any such dispute. For purposes of this paragraph, the term also includes the Company’s predecessors and successors. All such Privileged Information, whether expressly so labeled or not, shall be delivered to the Seller at the Closing, and to the extent not so delivered shall be deemed to be held in trust by the Company and the Purchaser for the Seller’s sole and exclusive benefit. In addition, all Company documents and communications regarding this Agreement, the subject matter hereof and all transactions related thereto that are not delivered by the Seller or the Company to the Purchaser or any other prospective buyer shall be deemed to be confidential information and the sole and exclusive property of the Seller (“Seller Confidential Information”). Seller Confidential Information shall be delivered to the Seller at Closing and, to the extent not so delivered, shall be deemed to be held in trust by the Company and the Purchaser for the Seller’s sole and exclusive benefit. After Closing, Seller Confidential Information shall not be used by the Purchaser or the Company for any purpose detrimental to the Seller. The Purchaser and the Company acknowledge that the restrictions contained in this Section 10.15 are reasonable and necessary in order to protect the Seller’s legitimate interests and that any violation thereof would result in irreparable injury to the Seller. The Purchaser and the Company therefore acknowledge and agree that, in the event of any violation thereof, the Seller shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Seller may be entitled. By way of clarification and not limitation, the terms and conditions of this Section 10.15 shall survive the Closing.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Contribution Agreement to be executed as of the date first written above.

PURCHASER

GREENLANE HOLDINGS, LLC
By: Jacoby & Co. Inc.
Its: Managing Member

By:	/s/ Aaron LoCascio
Aaron LoCascio
Co-President

By:	/s/ Adam Schoenfeld
Adam Schoenfeld
Co-President

COMPANY

POLLEN GEAR LLC

By:	/s/ Edward Kilduff
Edward Kilduff
Manager

SELLER

POLLEN GEAR HOLDINGS LLC

By:	/s/ Edward Kilduff
Edward Kilduff
Manager

Signature Page To
contribution agreement

EXHIBIT A

Definitions

As used in this Agreement, the following terms have the meanings indicated below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, as the case may be. As used in this definition, “control” (including, its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of ten percent (10%) or more of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise).

“Applicable Privacy and Data Security Laws” means (a) all privacy, security, data collection, data protection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing, and workplace privacy Laws, rules and regulations of any applicable jurisdiction and all then-current industry standards, guidelines and practices with respect to privacy, security, data protection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing, and workplace privacy, including the collection, processing, storage, protection and disclosure of Personal Information, and (b) the applicable data security and privacy policies of the Company and its Subsidiaries.

“Assets” means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, wherever located, (including cash, cash equivalents, accounts receivable, inventory, equipment, improvements, Intellectual Property, Contracts, real estate, claims and defenses).

“Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Basket Amount” has the meaning set forth in Section 6.06(b).

“Business” means the sale and distribution of custom glass, child-resistant jars and other similar accessories for the storage of smoking/consumption products.

“Business Day” means any day other than Saturday, Sunday and any day on which commercial banks in the State of New York are authorized by Law to be closed.

“Claim Response” has the meaning set forth in Section 6.03(b).

“Claimant” has the meaning set forth in Section 6.03(a).

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” has the meaning set forth in Section 4.12(a).

“Company Products” has the meaning set forth in Section 4.29.

“Company Systems” has the meaning set forth in Section 4.12(k).

“Confidential Information” has the meaning set forth in Section 7.02(a).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Contributed Interests” has the meaning set forth in the Recitals.

“Contribution Consideration” has the meaning set forth in Section 1.02.

“Convertible Notes” means the convertible notes of the Company set forth on Schedule 4.02(a).

“Counsel” has the meaning set forth in Section 10.15.

“Debt” means, with respect to any Person: (a) all indebtedness of such Person for borrowed money, amounts payable under debt or like instruments, including outstanding promissory notes or letter of credit facilities and any principal, interest, overdrafts, premiums, make whole premiums or payments, fees and prepayment, termination and other penalties and expenses with respect to the foregoing; (b) for the reimbursement of amounts drawn on any letter of credit and in respect of bankers’ acceptances or similar transactions; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or Assets purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property, goods or services (including earn outs but excluding trade payables or accruals incurred in the Ordinary Course of Business); (e) all indebtedness of any other Person with respect to borrowed money, notes payable or amounts outstanding under letter of credit facilities, which amounts are secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property or Assets owned by such Person, whether or not the obligations secured thereby have been assumed; (f) all guarantees, whether direct or indirect, by such Person of indebtedness of any other Person with respect to borrowed money, notes payable or amounts outstanding under letter of credit facilities; (g) all capital lease obligations that have or should have been capitalized in accordance with GAAP; (h) customer deposits and sums received in advance from customers; (i) all amounts owed by such Person to any Person under any noncompetition, bonus, and severance agreements or retirement and termination arrangements (to the extent any amounts owed pursuant to such agreements or arrangements do not become payable as a result of any action taken by the Purchaser or any of its Affiliates post-Closing), consulting or deferred compensation arrangements arising in connection with a transaction not in the Ordinary Course of Business, (including the transaction contemplated under this Agreement); (j) any Company credit card balances that are unrelated to the Business; and (k) all negative cash and obligations arising from cash/book overdrafts. For the avoidance of doubt, all of the Company’s debt obligations to the Seller or other equityholder of the Company shall be considered Debt of the Company.

“Disclosure Schedules” has the meaning set forth in Article IV.

“Election Notice” has the meaning set forth in Section 6.04.

“Employee Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, manager, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate of the Company, which is now, or was maintained, sponsored or contributed to by the Company or any ERISA Affiliate of the Company, or under which the Company or any ERISA Affiliate of the Company has or may have any obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, change in control, employment, severance, retirement, vacation, holiday, cafeteria, fringe benefit, medical, disability, stock purchase, sick leave, option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

“Employment Agreements” has the meaning set forth in Section 2.02(m).

“Encumbrance” means all liens (statutory or other), leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, easements, rights of way (other than easements of record) and other encumbrances of any kind or nature whatsoever.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits or Proceedings as well as any actions, suits or Proceedings initiated by a third party, public or private, alleging liability arising out of or resulting from: (a) the presence or Release into the environment of any Hazardous Substance at the real property that is within the Company’s possession, use or control; or (b) any violation or alleged violation of Environmental Law.

“Environmental Laws” means all federal, state or local statutes, Laws, regulations, judgments and orders relating to protection of human health or the environment, including Laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all Licenses and Permits issued pursuant to Environmental Law.

“Equity Securities” means, with respect to a Person that is an entity, any shares of capital stock, limited liability company interests, options, warrants, phantom equity, convertible notes or other convertible debt instruments or other equity securities of such Person which have ever been offered or sold by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules of regulations promulgated thereunder from time to time.

“ERISA Affiliate” means any Person that, together with the Company, is required to be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Files and Records” means all financial and accounting files, records and other information of the Company.

“Financial Statements” has the meaning set forth in Section 4.05(a).

“Fundamental Representation” means any representation or warranty set forth in Section 3.01 (Organization; Power; Capacity), Section 3.02 (Authorization and Validity of Agreement), Section 3.03 (Title to the Contributed Interests), Section 4.01 (Organization; Power), Section 4.02 (Capitalization), Section 5.01 (Organization; Power), Section 5.02 (Title to the Greenlane Interests), and Section 5.03 (Authorization and Validity of Agreement).

“GAAP” means the prevailing generally accepted accounting principles in the United States, in effect from time to time, consistently applied with past practices of the Company.

“Governing Documents” means, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles or certificate of organization or formation and the limited liability company operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment, restatement or supplement to any of the foregoing.

“Governmental Entity” means any court, government agency, department, commission, board, bureau or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental entity of any kind.

“Greenlane Interests” has the meaning set forth in Section 1.02.

“Greenlane Operating Agreement” has the meaning set forth in Section 2.02(b).

“Hazardous Substances” means any chemicals, materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or similar terms under, or otherwise regulated under, any Environmental Law.

“Indemnification Cap” has the meaning set forth in Section 6.06(a).

“Indemnification Notice” has the meaning set forth in Section 6.03(a).

“Indemnified Parties” means the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 6.03(a).

“Indemnity Loss” means, net of any applicable insurance proceeds, actual damages, losses, obligations, Liabilities, Taxes, deficiencies, claims, Encumbrances, penalties, costs, disbursements and expenses, including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses; provided, however, that “Indemnity Loss” shall not include consequential damages, indirect damages, exemplary damages, speculative damages, lost profits, diminution in value, or special or punitive damages (other than special or punitive damages payable to a third party).

“Intellectual Property” means shall mean, collectively, in the United States and all countries or jurisdictions foreign thereto, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all utility and design patents and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part, revisions, and extensions thereof; (b) all registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and other indicia of source, origin, endorsement, sponsorship or certification, together with all translations, adaptations, derivations, combinations and renewals thereof, all goodwill associated therewith; (c) all moral rights, copyrights and other rights in any work of authorship (including catalogues and related copy, databases, data, Software, and mask works), compilation, derivative work or mask work and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all other intellectual and industrial property rights; (f) the exclusive right to display, perform, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing; and (g) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property, and all other rights of any kind or nature in and to any of the forgoing.

“IPO” means an initial public offering of Equity Securities pursuant to an effective registration statement filed under the Securities Act or, if earlier, the registration of such Equity Securities pursuant to Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended, or any Canadian Law equivalents.

“Knowledge” or words of similar import, means, with respect to any Person, the actual knowledge of such Person, in each case with such additional knowledge as such Person would acquire after having undertaken reasonable due inquiry. With respect to the Company, “Knowledge” means the Knowledge of Edward Kilduff and Jason Brown.

“Law” means any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity including, for the avoidance of doubt, the Controlled Substances Act of 1970, 21 U.S.C. Section 801, et seq., any regulations promulgated pursuant thereto, and any other law predicated on the violation thereof.

“Leased Real Property” has the meaning set forth in Section 4.09(a).

“Liability” with respect to any Person, means any Debt, liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person. For the avoidance of doubt, with respect to the Company, Liability shall include Debt.

“Licenses and Permits” shall mean all licenses, registrations, franchises, qualifications, provider numbers, permits, orders, rights to indemnification, approvals and authorizations, if any, issued by any Governmental Entity which relate to the Business.

“Litigation Notice” has the meaning set forth in Section 6.03(a).

“Material Adverse Effect” when used with respect to the Company, means any fact, event, change, circumstance or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a materially adverse effect upon the Assets, financial condition or results of operations of the Company; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the Business, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or Personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in Law, (v) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (vi) any “act of God,” including weather, natural disasters and earthquakes, or (vii) changes resulting from the announcement of the execution of this Agreement or the transactions contemplated hereunder; except, with respect to clauses (i), (iii) or (iv), to the extent that such change, event, development or effect has a disproportionate effect on the business of the Company relative to other businesses in the industry in which the Company operates.

“Material Contracts” has the meaning set forth in Section 4.19.

“Multiemployer Plan” means any Employee Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA.

“Ordinary Course of Business” means any action taken by a Person if such action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“PCI Requirements” has the meaning set forth in Section 4.18.

“Pension Plan” has the meaning set forth in Section 4.13(e).

“Permitted Encumbrance” means any of the following: (a) carriers, workmen, warehousemen, repairmen, mechanics, contractors, materialmen and other similar Persons and other liens imposed by applicable Laws; (b) with respect to the real property that is within the Company’s possession, use or control, the provisions of all applicable zoning Laws; (c) purchase money liens securing rental payments under capital lease arrangements that will be released as of the Closing; (d) Encumbrances created by, or for the benefit of, the Purchaser; (e) Encumbrances for Taxes not yet due and payable or for Taxes that are being contested in good faith and by appropriate Proceedings for which adequate reserves have been provided on the books and records of the Company in accordance with GAAP; (f) Encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, and mechanic’s liens, carrier’s Encumbrances and other Encumbrances to secure the performance of tenders, statutory obligations, contract bids, government Contracts, performance and return of money bonds and other similar obligations, incurred in the Ordinary Course of Business, whether pursuant to statutory requirements, common law or consensual arrangements; (g) Encumbrances which constitute rights of setoff of a customary nature or banker’s liens, whether arising by Law or by Contract; or (h) Encumbrances on insurance proceeds in favor of insurance companies granted solely as security for financed premiums.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust or unincorporated organization, or any Governmental Entity, officer, department, commission, board, bureau or instrumentality thereof.

“Personal Information” means, in addition to any definitions provided by the Company for any similar term (e.g., “personally identifiable information” or “PII”) in the Company’s privacy policy or other public-facing statement, all information regarding or capable of being associated with an individual person or device, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including an individual’s name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), medical, biometric, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information), (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed) and (d) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Personnel” means any manager, director, officer or employee of a particular Person.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Privileged Information” has the meaning set forth in Section 10.15.

“Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before any Governmental Entity or before any arbitrator, mediator or other alternative dispute resolution provider pursuant to any collective bargaining agreement, contractual agreement or Law, and including any audit or examination, or other administrative or court proceeding with respect to Taxes or Tax Returns.

“Product Plans” has the meaning set forth in Section 4.29.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Financial Statements” has the meaning set forth in Section 5.05.

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.01.

“Purchaser Required Consent” has the meaning set forth in Section 5.07.

“Purchaser SEC Documents” has the meaning set forth in Section 5.05.

“Real Property Leases” has the meaning set forth in Section 4.09(a).

“Related Agreements” means all other agreements, documents and certificates entered into pursuant to this Agreement, except for the Employment Agreements.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Released Parties” has the meaning set forth in Section 7.07.

“Releasing Parties” has the meaning set forth in Section 7.07.

“Restricted Parties” has the meaning set forth in Section 7.09.

“Requested Confidential Exhibits” has the meaning set forth in Section 5.05.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder from time to time.

“Seller” has the meaning set forth in the Preamble.

“Seller Confidential Information” has the meaning set forth in Section 10.15.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means a Person of which more than twenty-five percent (25%) of the voting power of the Equity Securities is owned, directly or indirectly, by the specified Person.

“Survival Period” has the meaning set forth in Section 6.05(a).

“Tax” or “Taxes” means all federal, state, local and foreign taxes (including income taxes, excise taxes, value added taxes, occupancy taxes, employment taxes, withholding taxes, escheat or unclaimed property, unemployment taxes, ad valorem taxes, custom duties and transfer taxes) and similar fees, levies, imposts, impositions, assessments and governmental charges imposed upon a Person, including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or intangible Assets, income, receipts, payrolls, transactions, equity transfers, equity, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect or pay over to any government), and all related additions to tax, penalties or interest thereon.

“Tax Return” means and includes all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same) relating to Taxes, including all related and supporting information, in each case, filed or required by Law to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes, and including Treasury Form TD F 90-22.1 and FinCEN Form 114.

“Third Party Claim” has the meaning set forth in Section 6.03(a).

“Treasury Regulations” means the Treasury Regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“Warranty Claims” means any claims arising in respect of the Company’s obligations under any extended warranties sold by the Company covering Company Products, but specifically excluding warranty claims arising from any manufacturer’s warranty covering Company Products.

EXHIBIT B

SELLER CAPITALIZATION

Members	Units	% of Fully Diluted
30 N Capital, LLC	24,290	0.36%
Calum Wallace	9,882	0.14%
Charles Ng	49,379	0.72%
Chi Ming Tse	98,515	1.44%
CoopMill LLC	48,006	0.70%
Crimson Fund I, LLC	462,316	6.76%
Darren Plested	49,367	0.72%
David Cooper	24,735	0.36%
Dean Chapman	267,375	3.91%
Deron J. Haley	51,082	0.75%
Edward H. Kilduff	3,461,505	50.61%
Edward H. Kilduff, Trustee of the RRS 2018 Trust dated September 4, 2018	865,376	12.65%
George Mueller	76,377	1.12%
Harrison Future Funds LLC	49,379	0.72%
Jason Brown	397,500	5.81%
John Seitz	90,698	1.33%
Jonathann Kuo	50,954	0.74%
Joshua Roberts	23,530	0.34%
Mark Pieri	39,826	0.58%
Robert Goldstein	51,003	0.75%
Robert Scott	25,000	0.37%
Shane Blomberg	205,744	3.01%
Swamy Holdings LLC	24,668	0.36%
Thomas DesChamps	97,416	1.42%
Thomas E. Katis	102,007	1.49%
UNIS Venture Fund LLC	143,868	2.10%
VS Holdings LLC	50,000	0.73%
Totals	6,839,798	100.00%

B-1

EXHIBIT C-1

Kilduff Employment Agreement

(See attached.)

C-1-1

EXHIBIT C-2

Brown Employment Agreement

(See attached.)

C-2-1